                                                                     EXHIBIT 2.1


================================================================================







                      AGREEMENT AND PLAN OF REORGANIZATION

                            dated as of July 23, 1998

                                      among

                             ENDOSONICS CORPORATION

                        NANTUCKET ACQUISITION CORPORATION

                                       and

                               NAVIUS CORPORATION









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                                TABLE OF CONTENTS

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ARTICLE I - THE MERGER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
         Section 1.1 Effective Time of the Merger . . . . . . . . . . . . . . . . . . . . . . . . .  1
         Section 1.2 Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
         Section 1.3 Effects of the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
         Section 1.4 Directors and Officers . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
ARTICLE II - CONVERSION OF SECURITIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
         Section 2.1 Conversion of Capital Stock  . . . . . . . . . . . . . . . . . . . . . . . . .  2
         Section 2.2 Working Capital Adjustment . . . . . . . . . . . . . . . . . . . . . . . . . .  4
         Section 2.3 Contingent Consideration . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
         Section 2.4 Escrow Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
         Section 2.5 Dissenting Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
         Section 2.6 Exchange of Certificates . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
         Section 2.7 Distributions with Respect to Unexchanged Shares . . . . . . . . . . . . . . .  9
         Section 2.8 Tax Consequences . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
ARTICLE III - REPRESENTATIONS AND WARRANTIES OF Navius  . . . . . . . . . . . . . . . . . . . . .   10
         Section 3.1 Organization of Navius . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
         Section 3.2 Navius Capital Structure . . . . . . . . . . . . . . . . . . . . . . . . . .   10
         Section 3.3 Authority; No Conflict; Required Filings and Consents  . . . . . . . . . . .   12
         Section 3.4 Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
         Section 3.5 Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
         Section 3.6 Absence of Certain Changes or Events . . . . . . . . . . . . . . . . . . . .   16
         Section 3.7 Title and Related Matters  . . . . . . . . . . . . . . . . . . . . . . . . .   17
         Section 3.8 Proprietary Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
         Section 3.9 Employee Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
         Section 3.10 Bank Accounts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
         Section 3.11 Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
         Section 3.12 Orders, Commitments and Returns . . . . . . . . . . . . . . . . . . . . . .   22
         Section 3.13 Compliance With Law . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
         Section 3.14 Labor Difficulties; No Discrimination . . . . . . . . . . . . . . . . . . .   23
         Section 3.15 Trade Regulation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
         Section 3.16 Insider Transactions  . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
         Section 3.17 Employees, Independent Contractors and Consultants  . . . . . . . . . . . .   24
         Section 3.18 Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
         Section 3.19 Accounts Receivable . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
         Section 3.20 Inventory . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
         Section 3.21 Product Warranty  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
         Section 3.22 Permits/Product Liability . . . . . . . . . . . . . . . . . . . . . . . . .   25
         Section 3.23 Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
         Section 3.24 Governmental Authorizations and Regulations . . . . . . . . . . . . . . . .   26
         Section 3.25 Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
         Section 3.26 Compliance with Environmental Requirements  . . . . . . . . . . . . . . . .   26
         Section 3.27 Corporate Documents . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
         Section 3.28 Navius Action . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27



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                                TABLE OF CONTENTS
                                   (continued)


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         Section 3.29 Offers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
         Section 3.30 Information Statement . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
         Section 3.31 No Brokers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
         Section 3.32 Opinion of Financial Advisor  . . . . . . . . . . . . . . . . . . . . . . .   27
         Section 3.33 Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF Endosonics AND SUB . . . . . . . . . . . . . . . .   28
         Section 4.1 Organization of Endosonics and Sub . . . . . . . . . . . . . . . . . . . . .   28
         Section 4.2 Endosonics Capital Structure . . . . . . . . . . . . . . . . . . . . . . . .   28
         Section 4.3 Authority; No Conflict; Required Filings and Consents  . . . . . . . . . . .   29
         Section 4.4 Commission Filings; Financial Statements . . . . . . . . . . . . . . . . . .   30
         Section 4.5 Compliance with Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
         Section 4.6 Absence of Certain Changes or Events . . . . . . . . . . . . . . . . . . . .   31
         Section 4.7 Adequate Financial Resources . . . . . . . . . . . . . . . . . . . . . . . .   31
         Section 4.8 Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
         Section 4.9 Interim Operations of Sub  . . . . . . . . . . . . . . . . . . . . . . . . .   31
         Section 4.10 Option of Financial Advisor . . . . . . . . . . . . . . . . . . . . . . . .   31
         Section 4.11 Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
ARTICLE V - PRECLOSING COVENANTS OF NANTUCKET . . . . . . . . . . . . . . . . . . . . . . . . . .   31
         Section 5.1 Approval of Navius Shareholders  . . . . . . . . . . . . . . . . . . . . . .   31
         Section 5.2 Advise of Changes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32
         Section 5.3 Operation of Business  . . . . . . . . . . . . . . . . . . . . . . . . . . .   32
         Section 5.4 Access to Information  . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
         Section 5.5 Satisfaction of Conditions Precedent . . . . . . . . . . . . . . . . . . . .   35
         Section 5.6 Other Negotiations . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
ARTICLE VI - PRECLOSING AND OTHER COVENANTS OF Endosonics AND SUB . . . . . . . . . . . . . . . .   35
         Section 6.1 Advise of Changes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
         Section 6.2 Access to Information  . . . . . . . . . . . . . . . . . . . . . . . . . . .   36
         Section 6.3 Satisfaction of Conditions Precedent . . . . . . . . . . . . . . . . . . . .   36
         Section 6.4 Nasdaq National Market Listing   . . . . . . . . . . . . . . . . . . . . . .   36
         Section 6.5 Stock Options  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36
         Section 6.6 Registration of Shares Issued in the Merger  . . . . . . . . . . . . . . . .   37
         Section 6.7 Certain Employee Benefit Matters . . . . . . . . . . . . . . . . . . . . . .   41
ARTICLE VII - OTHER AGREEMENTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
         Section 7.1 Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
         Section 7.2 No Public Announcement . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
         Section 7.3 Regulatory Filings; Consents; Reasonable Efforts . . . . . . . . . . . . . .   41
         Section 7.4 Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
         Section 7.5 Escrow Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   42
         Section 7.6 FIRPTA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   42
         Section 7.7 Blue Sky Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   42
ARTICLE VIII - CONDITIONS TO MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   42
         Section 8.1 Conditions to Each Party's Obligation to Effect the Merger.  . . . . . . . .   42
         Section 8.2 Additional Conditions to Obligations of Endosonics and Sub . . . . . . . . .   43
         Section 8.3 Additional Conditions to Obligations of Navius . . . . . . . . . . . . . . .   45





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                                TABLE OF CONTENTS
                                   (continued)


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ARTICLE IX - TERMINATION AND AMENDMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   45
         Section 9.1 Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   45
         Section 9.2 Effect of Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . .   46
         Section 9.3 Fees and Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   46
ARTICLE X - ESCROW AND INDEMNIFICATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   47
         Section 10.1 Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   47
         Section 10.2 Escrow Fund . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   47
         Section 10.3 Escrow Periods  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   48
         Section 10.4 Claims Upon Escrow Fund . . . . . . . . . . . . . . . . . . . . . . . . . .   49
         Section 10.5 Valuation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   49
         Section 10.6 Objections to Claims  . . . . . . . . . . . . . . . . . . . . . . . . . . .   49
         Section 10.7 Resolution of Conflicts . . . . . . . . . . . . . . . . . . . . . . . . . .   49
         Section 10.8 Shareholders' Agent . . . . . . . . . . . . . . . . . . . . . . . . . . . .   50
         Section 10.9 Actions of the Shareholders' Agent  . . . . . . . . . . . . . . . . . . . .   51
         Section 10.10 Claims . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   51
         Section 10.11 Contingent Consideration Offset  . . . . . . . . . . . . . . . . . . . . .   52
ARTICLE XI - MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   52
         Section 11.1 Survival of Representations and Covenants . . . . . . . . . . . . . . . . .   52
         Section 11.2 Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   52
         Section 11.3 Interpretation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   53
         Section 11.4 Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   53
         Section 11.5 Entire Agreement; No Third Party Beneficiaries  . . . . . . . . . . . . . .   54
         Section 11.6 Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   54
         Section 11.7 Assignment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   54
         Section 11.8 Amendment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   54
         Section 11.9 Extension; Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   54
         Section 11.10 Specific Performance . . . . . . . . . . . . . . . . . . . . . . . . . . .   54





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
EXHIBITS

EXHIBIT A  -  VOTING AGREEMENT
EXHIBIT B  -  NONCOMPETITION AGREEMENT
EXHIBIT C  -  INDEMNITY AGREEMENT
EXHIBIT D  -  ESCROW AGREEMENT
EXHIBIT E  -  INVESTMENT AGREEMENT
EXHIBIT F  -  SUBJECT MATTER OF OPINION OF COUNSEL TO NAVIUS
EXHIBIT G  -  SUBJECT MATTER OF OPINION OF COUNSEL TO ENDOSONICS

                      AGREEMENT AND PLAN OF REORGANIZATION

         THIS AGREEMENT AND PLAN OF REORGANIZATION dated as of July 23, 1998 (this "AGREEMENT"), is entered into by and among Endosonics Corporation, a Delaware corporation ("ENDOSONICS"), Nantucket Acquisition Corporation, a California corporation and a wholly owned subsidiary of Endosonics ("SUB"), and Navius Corporation, a California corporation ("NAVIUS").

                                   RECITALS:

         A. The Boards of Directors of Endosonics, Sub and Navius deem it advisable and in the best interests of each corporation and their respective shareholders that Endosonics and Navius enter into a transaction pursuant to which Endosonics would acquire all of the outstanding equity interests in Navius;

         B. It is intended that such acquisition of Navius by Endosonics be effected pursuant to the terms of this Agreement through a transaction in which Navius would merge with and into Sub (the "MERGER"), and, among other things, the outstanding shares of Common Stock, no par value, of Navius ("NAVIUS COMMON STOCK"), the outstanding shares of Preferred Stock, $.01 par value, of Navius (the "NAVIUS PREFERRED STOCK") (collectively, with Navius Common Stock, the "NAVIUS CAPITAL STOCK") would be converted into the right to receive certain mixed consideration in the amounts and on the terms set forth herein;

         C. As a condition and inducement to Endosonics' willingness to enter into this Agreement, certain shareholders of Navius have, concurrently with the execution of this Agreement, executed and delivered Voting Agreements in the form attached hereto as Exhibit A (the "VOTING AGREEMENTS"), pursuant to which such shareholders have, among other things, agreed to vote their shares of Navius Capital Stock in favor of the Merger and to grant Endosonics irrevocable proxies to vote such shares in such manner;

         D. As a further condition and inducement to Endosonics' willingness to enter into this Agreement, Leo R. Roucher, Jr., Chief Executive Officer and a significant shareholder of Navius, has, concurrently with the execution of this Agreement, executed and delivered an Indemnity Agreement in the form attached hereto as Exhibit C (the "INDEMNITY AGREEMENT"), which agreement shall only become effective at the Effective Time;

         NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties agree as follows:

                                   ARTICLE I

                                   THE MERGER

         Section 1.1 Effective Time of the Merger. Subject to the provisions of this Agreement, an agreement of merger (the "AGREEMENT OF MERGER") in such mutually acceptable form as is required by the relevant provisions of the California Corporations Code ("CALIFORNIA LAW") shall be duly executed and delivered by the parties hereto and thereafter delivered to the Secretary of State of the State of California for filing on the Closing Date (as defined in Section 1.2). The Merger shall become effective upon the due and valid filing of the Agreement of Merger with the Secretary of State of the State of California or at such later time as is provided in the Agreement of Merger (the "EFFECTIVE TIME").

         Section 1.2 Closing. Provided that all of the conditions set forth in Article VIII hereof (other than delivery of the officers' certificates referred to therein) shall have been satisfied, the closing of the Merger (the "CLOSING") shall take place at 10:00 a.m., California time, on July 31, 1998. In the event that such conditions shall not have been satisfied on or prior to such date, the Closing shall take place at 10:00 a.m., California time, on a later date to be specified by Endosonics and Navius, which shall be no later than the second business day after satisfaction or waiver of the latest to occur of the conditions set forth in Article VIII (other than the delivery of the officers' certificates referred to therein). The Closing shall take place at the offices of Venture Law Group, A Professional Corporation, 2800 Sand Hill Road, Menlo Park, California unless another place is agreed to in writing by Endosonics and Navius. The date on which the Closing shall actually occur is referred to herein as the "CLOSING DATE."

         Section 1.3      Effects of the Merger.

                 (a) At the Effective Time (i) the separate existence of Navius shall cease and Navius shall be merged with and into Sub (Sub and Navius are sometimes referred to herein as the "CONSTITUENT CORPORATIONS" and Sub following consummation of the Merger is sometimes referred to herein as the "SURVIVING CORPORATION"), (ii) the Articles of Incorporation of Sub shall be the Articles of Incorporation of the Surviving Corporation and (iii) the Bylaws of Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation.

                 (b) At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of California Law. Without limiting the generality of the foregoing, at and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises of a public as well as of a private nature, and be subject to all the restrictions, disabilities and duties of each of the Constituent Corporations.

         Section 1.4 Directors and Officers. The directors of Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation, and the officers of Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed.

                                   ARTICLE II

                            CONVERSION OF SECURITIES

         Section 2.1 Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Navius Capital Stock:

                 (a) Capital Stock of Sub. Each issued and outstanding share of the capital stock of Sub shall remain issued and outstanding unaffected by the Merger.

                 (b) Cancellation of Endosonics-Owned and Navius-Owned Stock. Any shares of Navius Common Stock or Navius Preferred Stock that are owned by Endosonics, Sub, Navius or any other direct or indirect wholly-owned Subsidiary (as defined below) of Endosonics or Navius shall be canceled and retired and shall cease to exist and no stock of Endosonics or other consideration shall be delivered in exchange. As used in this Agreement, the word "SUBSIDIARY" means, with respect to any other party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization or a majority of the profit interests in such other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

                 (c)      Conversion of Navius Capital Stock.

                          (i)     Each issued and outstanding share of Navius
Common Stock and Navius Preferred Stock (other than shares to be canceled in accordance with Section 2.1(b), if any, and any Dissenting Shares as defined in and to the extent provided in Section 2.4) shall be converted into the right to receive the following consideration (the "MERGER CONSIDERATION"):

                                  (v)      that fraction of a share of
Endosonics Common Stock as shall equal the Stock Exchange Ratio (as defined below);

                                  (x)      an amount of cash equal to the
quotient obtained by dividing (1) $6,000,000 by (2) the Total Capitalization Number (as defined below);

                                  (y)      a right to receive a portion of the
Net Positive Working Capital Balance, if any, in the manner contemplated by
Section 2.2 below; and

                                  (z)      a right to receive the Contingent
Consideration contemplated by Section 2.3 below.

All such shares of Navius Common Stock and Navius Preferred Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

                      (ii) For purposes of this Agreement, the terms set forth below shall be defined as follows:

                                  (x)      The "STOCK EXCHANGE RATIO" for the
conversion of the Navius Common Stock and the Navius Preferred Stock shall be determined by dividing (1) the quotient obtained by dividing (A) $9,500,000 by
(B) the Reference Stock Price, by (2) the Total Capitalization Number.

                                  (y)      The "TOTAL CAPITALIZATION NUMBER"
shall equal the sum of (1) the total number of shares of Navius Common Stock issued and outstanding as of the Effective Time, plus (2) the total number of shares of Navius Preferred Stock issued and outstanding as of the Effective Time, plus (3) the total number of shares of Navius Common Stock issuable upon exercise of all Navius Options (as defined below) issued and outstanding under the F Plan (as defined below) as of the Effective Time, plus (4) the total number of shares of Navius Common Stock issuable upon exercise of all Navius Options issued and outstanding under the O Plan (as defined below) which are both (A) issued and outstanding as of the Effective Time and (B) vested in accordance with the terms of the O Plan as of the Effective Time.

                                  (z)      The "REFERENCE STOCK PRICE" shall
equal the average closing sales price of Endosonics Common Stock on the Nasdaq National Market for the ten (10) consecutive trading day period ending on and including the trading day immediately preceding the Closing Date.

                          (iii)   If, between the date of this Agreement and
the Effective Time, the outstanding shares of Endosonics Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, split-up, stock dividend or stock combination, then the Stock Exchange Ratio shall be correspondingly adjusted.

                          (iv)    No fractional shares of Endosonics Common
Stock shall be issued in connection with the Merger to the holders of Navius Common Stock and Navius Preferred Stock, but instead the aggregate number of shares of Endosonics Common Stock to be issued to each such holder pursuant this subsection (c) shall be rounded to the nearest whole share.

                 (d) Navius Stock Options. At the Effective Time, all then outstanding options ("NAVIUS OPTIONS"), whether vested or unvested, to purchase Navius Common Stock issued under Navius's Founders' Stock Option Plan (the "F PLAN") and Navius's 1996 Stock Option Plan (the "O PLAN," and together with the F Plan, the "NAVIUS OPTION PLANS") will be assumed by Endosonics in accordance with the terms of Section 6.5. All of the Navius Options issued and outstanding as of the date of this Agreement are listed on Schedule 2.1(d) attached hereto. An updated Schedule 2.1(d) of Navius Options shall be delivered by Navius to Endosonics on the Closing Date.

                 (e) Restricted Shares. Shares of Navius Common Stock or Navius Preferred Stock which are subject to repurchase by Navius in the event the holders thereof cease to be employed by Navius ("NAVIUS RESTRICTED SHARES") shall be converted into Merger Consideration on the same basis as provided in subsection (c) above and shall be registered in such holder's name, but shall be held by Navius or Endosonics pursuant to the existing agreements in effect on the date of this Agreement. Holders of the Navius Restricted Shares are identified on Schedule 2.1(e) together with the vesting schedules associated with such shares.

         Section 2.2      Working Capital Adjustment.

                 (a) Promptly following the Closing, Endosonics and the Surviving Corporation shall prepare a balance sheet reflecting the financial position of Navius as of the close of business on the Closing Date (the "CLOSING DATE BALANCE SHEET"). The Closing Date Balance Sheet shall be prepared in accordance with generally accepted accounting principles applied on a basis consistent with those applied in the preparation of the Most Recent Balance Sheet (as defined in Section 3.4(a)).

                 (b) Promptly following the completion of the preparation of the Closing Date Balance Sheet, Endosonics shall engage an independent accounting firm satisfactory to Endosonics to perform an audit of the Closing Date Balance Sheet (the "POST-CLOSING AUDIT"). The parties and their respective accountants shall cooperate in all respects with, and provide all documentation reasonably necessary for, the conduct of the Post-Closing Audit. Endosonics shall cause such Post-Closing Audit to be completed as promptly as practicable following the Closing and in any event within 75 days thereof. A copy of the Post-Closing Audit shall be delivered to the Shareholders' Agent (as defined in Section 10.8(a)) for review promptly upon completion thereof.

                 (c) In the event that the net working capital balance for Navius as of the close of business on the Closing Date, after adjustment for all audit adjustments thereto, if any, that shall be proposed in connection with the Post-Closing Audit, shall be determined to be greater than zero, such positive balance (the "NET POSITIVE WORKING CAPITAL BALANCE") shall be paid over to the Former Navius Shareholders (as defined in Section 2.3 below) based upon such shareholder's Pro Rata Portion (as defined in Section 2.3 below). Such payment shall be made within 10 business days of the date on which the copy of the Post-Closing Audit is delivered to the Shareholders' Agent as contemplated by subsection (a) above. For purposes of this Agreement, "NET WORKING CAPITAL" shall be defined as the current assets of Navius less the current liabilities of Navius, in each case calculated in accordance with generally accepted accounting principles applied on a basis consistent with those applied in the preparation of the Most Recent Balance Sheet.

                 (d) In the event that the net working capital balance for Navius as of the close of business on the Closing Date, after adjustment for all audit adjustments thereto, if any, that shall be proposed in connection with the Post-Closing Audit, shall be determined to be less than zero, Endosonics shall be entitled to draw an amount from the Escrow Fund (as defined in Section 10.2(a) below) equal to such negative amount.

                 (e) All payments to be made to the Former Navius Shareholders pursuant to this Section 2.2 shall be made by Endosonics in the form of cash, unless such payment in cash would if in fact made cause the withdrawal of one or both of the tax opinions contemplated by Section 8.1(e) because of a likely failure to satisfy the necessary continuity of interests requirements for "reorganization" treatment, in which event shares of Endosonics Common Stock shall be substituted for a sufficient portion of the cash payment to prevent the withdrawal of either such opinion. For this purpose, the cash portion of the payment shall be reduced by an amount equal to the Reference Stock Price for each share of Endosonics Common Stock added to the payment.

                 (f) Any disputes relating to the payments contemplated by this Section 2.2 shall be governed and resolved in accordance with the procedures set forth in Section 10.7.

         Section 2.3 Contingent Consideration. In addition to the payments to be made pursuant to Sections 2.1 and 2.2 above, holders of shares of Navius Capital Stock as of the Effective Time shall be entitled to receive the following additional consideration (the "CONTINGENT CONSIDERATION") which shall be paid following the Closing Date to the extent earned:

                 (a) Subject to the further terms of this Section 2.3, for each of the calendar years beginning with 1998 and ending with 2006 (the "CONTINGENT CONSIDERATION PERIOD"), the Former Navius Shareholders shall be entitled to receive Contingent Consideration in an aggregate amount equal to five percent (5%) of net sales revenue earned by Endosonics and/or any of its wholly-owned subsidiaries as a result of sales of Radiation Products (as defined below). Net sales of Radiation Products, including revenue recognition issues, shall be calculated by Endosonics in accordance with generally accepted accounting principles applied on a consistent basis for the Contingent Consideration Period (except that the parties agree that the following items shall serve as reductions to gross sales revenue in calculating net sales revenue for Radiation Products for the relevant period: (i) distributor discounts; (ii) credits or refunds, not exceeding the original or customary billing or invoice amount, for such claims or returns; (iii) packaging; (iv) commissions; (v) prepaid transportation insurance premiums; (vi) prepaid outbound transportation expense; (vii) discounts in amounts customary in the trade, for quantity purchases, cash payments, prompt payments, wholesalers, and distributors; (viii) promotional costs; (ix) uncollectible accounts receivable;
(x) handling charges; and (xi) taxes, including sales, use, turnover, excise, import, export and other taxes or duties, borne by Endosonics or any of its wholly owned subsidiaries, imposed by a governmental agency on such use, sale, lease or transfer). The actual date on which such payment is made each year by Endosonics, which date shall in all events be on or prior to the March 31st immediately following the conclusion of each year during the Contingent Consideration Period unless the calculation of net sales revenue shall be challenged by the Shareholders' Agent in accordance with subsection (h) below, in which event the payment shall be paid promptly upon resolution of such challenge, is referred to herein as the "PAYMENT DATE." The procedures for the payment of the Contingent Consideration are set forth in subsections (g) and
(h) below.

                 (b) For purposes of this Agreement, the term "RADIATION PRODUCTS" shall mean catheters that direct a radiation source in a vessel and any components related thereto.

                 (c) All Contingent Consideration shall be paid by Endosonics to the Former Navius Shareholders in the form of shares of Endosonics Common Stock. The aggregate number of shares of Endosonics Common Stock to be issued to the Former Navius Shareholders on each Payment Date shall equal the quotient obtained by dividing (i) the total dollar value of the Contingent Consideration payment calculated pursuant to subsection (a) above for the immediately preceding calendar year, by (ii) the average closing sales price of Endosonics Common Stock on the Nasdaq National Market (or other market or exchange on which the shares of Endosonics Common Stock are traded at such time) for the ninety (90) consecutive trading day period ending on the trading day immediately preceding such Payment Date.

                 (d) All Contingent Consideration to be issued to the Former Navius Shareholders on each Payment Date shall be paid to each individual Former Navius Shareholder based upon such shareholder's Pro Rata Portion (as defined in Section 2.4 below).

                 (e) Notwithstanding any other term of this Agreement to the contrary, in no event shall (i) the aggregate cumulative dollar value of the Contingent Consideration to be paid pursuant to subsection (a) above exceed $30,000,000 or (ii) the aggregate number of shares of Endosonics Common Stock issued as Contingent Consideration pursuant to subsections (a) and (b) above to the Former Navius Shareholders exceed the aggregate number of shares of Endosonics

Common Stock actually issued at the Effective Time to the Navius shareholders pursuant to Section 2.1(c)(i)(v).

                 (f) No fractional shares of Endosonics Common Stock shall be issued in connection with any payment of Contingent Consideration to the Former Navius Shareholders, but instead the aggregate number of shares of Endosonics Common Stock to be issued to each Former Navius Shareholder shall be rounded to the nearest whole share.

                 (g) On or before March 31 of each year (beginning with March 31, 1999), Endosonics shall submit to the Shareholders' Agent a statement, certified by Endosonics' accountants, setting forth the net sales revenue for the Radiation Products for the preceding calendar year.

                 (h) In the event that the Shareholders' Agent shall not agree with the statement certified by Endosonics' accountants, the Shareholders' Agent shall have 30 days to have an independent audit of Endosonics and Sub conducted to determine the net sales revenue attributable to the Radiation Products, at the Shareholders' Agent's sole cost and expense, for the purpose of determining the Contingent Consideration owed to the Former Navius Shareholders for the prior calendar year. Upon the Shareholders' Agent's reasonable request in accordance with the foregoing, Endosonics shall provide the independent accountants selected by the Shareholders' Agent with reasonable access to Endosonics' and the Surviving Corporation's books of accounting concerning the net sales revenue derived from the Radiation Products. If the audit finds an error or errors in Endosonics' accounts which increases the amount of the Contingent Consideration payable hereunder by more than ten percent (10%) of the Contingent Consideration for such audited period as calculated by Endosonics, then Endosonics shall bear all the costs of such audit. Any disagreements between Endosonics and the Shareholders' Agent with respect to the conclusions reached by such second audit shall be governed and resolved in accordance with Section 10.7.

                 (i) Endosonics agrees that if following the Effective Time it shall sell, license or otherwise transfer the Navius business, in whole or in substantial part, to a third party, then it shall be a condition to such sale or other transfer that the third party acquirer assume the obligations of Endosonics under this Section 2.3.

         Section 2.4 Escrow Agreement. At the Effective Time or such later time as determined in accordance with Section 2.4(b), Endosonics will deposit into escrow cash in an aggregate amount of $600,000 (the "ESCROW CASH") and ten percent (10%) of the aggregate number of shares of Endosonics Common Stock calculated in accordance with the formula set forth at Section 2.1(c)(ii)(x)(1) (such shares, the "ESCROW SHARES"). Such Escrow Cash and Escrow Shares shall be held in escrow on behalf of the persons who are the holders of Navius Common Stock and Navius Preferred Stock immediately prior to the Effective Time (the "FORMER NAVIUS SHAREHOLDERS"), on a pro rata basis, in accordance with each such Former Navius Shareholders' percentage interest ("PRO RATA PORTION") in the aggregate Merger Consideration to be issued to all Former Navius Shareholders in the Merger and shall be held as security for the Former Navius Shareholders' indemnification obligations under Article X and pursuant to the provisions of the escrow agreement (the "ESCROW AGREEMENT") to be executed pursuant to Section 7.5.

         Section 2.5      Dissenting Shares.

                 (a) Notwithstanding any provision of this Agreement to the contrary, any shares of Navius Common Stock or Navius Preferred Stock held by a holder who has exercised such holder's dissenters' rights in accordance with California Law, and who, as of the Effective Time, has not effectively withdrawn or lost such dissenters' rights ("DISSENTING SHARES"), shall not be converted into or represent a right to receive Merger Consideration pursuant to
Section 2.1, but the holder of the Dissenting Shares shall only be entitled to such rights as are granted by of California Law.

                 (b) Notwithstanding the provisions of subsection (a) above, if any holder of shares of Navius Common Stock or Navius Preferred Stock who demands dissenters' rights with respect to such shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder's dissenters' rights under California Law, then, as of the later of the Effective Time or the occurrence of such event, such holder's shares shall automatically be converted into and represent only the right to receive the Merger Consideration upon surrender of the certificate or certificates representing such shares; provided that if such holder effectively withdraws or loses his or her dissenters' rights after the Effective Time, then, at such time Endosonics will deposit in escrow cash representing such holder's Pro Rata Portion of the Escrow Cash and certificates representing such holder's Pro Rata Portion of the Escrow Shares.

                 (c) Navius shall give Endosonics (i) prompt notice of any written demands for payment with respect to any shares of capital stock of Navius pursuant to Chapter 13 of California Law, withdrawals of such demands, and any other instruments served pursuant to California Law and received by the Navius and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for dissenters' rights under California Law. Navius shall not, except with the prior written consent of Endosonics, voluntarily make any payment with respect to any demands for dissenters' rights with respect to Navius Common Stock or Navius Preferred Stock or offer to settle or settle any such demands.

         Section 2.6      Exchange of Certificates.

                 (a) From and after the Effective Time, each holder of an outstanding certificate or certificates ("CERTIFICATES") which represented shares of Navius Common Stock or Navius Preferred Stock immediately prior to the Effective Time shall have the right to surrender each Certificate to Endosonics (or at Endosonics' option, an exchange agent to be appointed by Endosonics), and receive in exchange for all Certificates held by such holder
(i) a certificate representing the number of whole shares of Endosonics Common Stock and (ii) that amount of cash (in each case other than the Escrow Shares and Escrow Cash) into which the Navius Common Stock or Navius Preferred Stock, as the case may be, evidenced by the Certificates so surrendered shall have been converted pursuant to the provisions of Article II of this Agreement. The surrender of Certificates shall be accompanied by duly completed and executed Letters of Transmittal in such form as may be reasonably specified by Endosonics. Until surrendered, each outstanding Certificate which prior to the Effective Time represented shares of Navius Common Stock or Navius Preferred Stock shall be deemed for all corporate purposes to evidence ownership of the Merger Consideration into which the shares of Navius Common Stock or Navius Preferred Stock have been converted but shall have no other rights. From and after the Effective Time, there shall be no further registration of transfers on the records of Navius of shares of Navius Common Stock or Navius Preferred Stock outstanding immediately prior to the Effective Time.

                 (b) If any shares of Endosonics Common Stock to be issued as Merger Consideration are to be issued in the name of a person other than the person in whose name the Certificate(s) surrendered in exchange therefor is registered, it shall be a condition to the issuance of such shares that (i) the Certificate(s) so surrendered shall be transferable, and shall be properly assigned, endorsed or accompanied by appropriate stock powers, (ii) such transfer shall otherwise be proper and (iii) the person requesting such transfer shall pay Endosonics, or its exchange agent, any transfer or other taxes payable by reason of the foregoing or establish to the satisfaction of Endosonics that such taxes have been paid or are not required to be paid. Notwithstanding the foregoing, neither Endosonics or Navius shall be liable to a holder of shares of Navius Common Stock or Navius Preferred Stock for any Merger Consideration issuable to such holder pursuant to the provisions of
Article II of the Agreement that is delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

                 (c) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, Endosonics shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration issuable in exchange therefor pursuant to the provisions of
Article II of the Agreement. The Board of Directors of Endosonics may in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificate to provide to Endosonics a bond or an indemnity agreement against any claim that may be made against Endosonics with respect to the Certificate alleged to have been lost, stolen or destroyed.

         Section 2.7 Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Endosonics Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Endosonics Common Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Endosonics Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time previously paid with respect to such whole shares of Endosonics Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Endosonics Common Stock, as the case may be.

         Section 2.8 Tax Consequences. It is intended by the parties hereto that the Merger shall constitute a "reorganization" within the meaning of Section 368 of the Code. The parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations.

                                  ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF NANTUCKET

         Navius represents and warrants to Endosonics and Sub that the statements contained in this Article III are true and correct, except as set forth in the disclosure schedule delivered by Navius to Endosonics on or before the date of this Agreement (the "NAVIUS DISCLOSURE SCHEDULE"). The Navius Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article III. As used in this Agreement the term "knowledge of Navius" or "to Navius's knowledge" means the actual knowledge of William Summer and each member of Navius's Board of Directors as of the date of the Agreement after reasonable investigation.

         Section 3.1 Organization of Navius. Navius is a corporation duly organized, validly existing and in good standing under the laws of the State of California, has all requisite corporate power to own, lease and operate its property and to carry on its business as now being conducted, and is duly qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction in which the nature of its business or ownership or leasing of properties makes such qualification or licensing necessary and where the failure to be so qualified or licensed could result in a material adverse effect on the business, assets (including intangible assets), liabilities, condition (financial or otherwise), or results of operations (a "MATERIAL ADVERSE EFFECT") of Navius. The Navius Disclosure Schedule contains a true and complete listing of the locations of all sales offices, manufacturing facilities, and any other offices or facilities of Navius and a true and complete list of all states in which Navius maintains any employees. The Navius Disclosure Schedule contains a true and complete list of all states in which Navius is duly qualified or licensed to transact business as a foreign corporation.

         Section 3.2      Navius Capital Structure.

                 (a) The authorized capital stock of Navius consists of 10,000,000 shares of Navius Common Stock and 5,000,000 shares of Navius Preferred Stock, of which 1,000,000 shares are designated as Series A Preferred Stock, 210,526 shares are designated as Series B Preferred Stock, 700,000 are designated as Series C Preferred Stock and 367,500 shares are designated as Series D Preferred Stock. As of the date of this Agreement, there are (i) 1,761,625 shares of Navius Common Stock issued and outstanding, all of which are validly issued, fully paid and nonassessable and none of which are subject to repurchase rights under the Navius Option Plan and the agreements thereunder, (ii) 1,000,000 shares of Series A Preferred Stock, no shares of Series B Preferred Stock, 520,272 shares of Series C Preferred Stock and 367,500 shares of Series D Preferred Stock issued and outstanding, all of which are validly issued, fully paid and nonassessable, and all of which are convertible into Navius Common Stock on a one share for one share basis, (iii) 1,887,772 shares of Navius Common Stock reserved for future issuance upon conversion of the Navius Preferred Stock; and (iv) 1,029,126 shares of Navius Common Stock reserved for future issuance pursuant to Navius Options granted and outstanding under the Navius Option Plans; and (v) 670,874 shares of Navius Common Stock reserved for future grants under the Navius Option Plans. The issued and outstanding shares of Navius Common Stock and of each series of Navius Preferred Stock are held of record by the shareholders of Navius as set forth and identified in the shareholder list attached as Schedule 3.2(a) to the Navius Disclosure Schedule. The issued and outstanding Navius Options are held of record by the option holders as set forth and identified in the option holder list attached as Schedule 3.2(b) to the Navius Disclosure Schedule. All shares of Navius Common Stock subject to issuance upon the exercise of Navius Options, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. All outstanding shares of Navius Common Stock, Navius Preferred Stock and outstanding Navius Options (collectively "NAVIUS SECURITIES") were issued in compliance with applicable federal and state securities laws. Except as set forth in the Navius Disclosure Schedule, there are no obligations, contingent or otherwise, of Navius to repurchase, redeem or otherwise acquire any shares of Navius Common Stock or Navius Preferred Stock or make any investment (in the form of a loan, capital contribution or otherwise) in any other entity. An updated Schedule 3.2(a) and Schedule 3.2(b) reflecting changes permitted by this Agreement in the capitalization of Navius between the date hereof and the Effective Time shall be delivered by Navius to Endosonics on the Closing Date.

                 (b) Except as set forth in this Section 3.2, there are no equity securities of any class or series of Navius, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding. Except as set forth in this Section 3.2, there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which Navius is a party or by which it is bound obligating Navius to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of Navius or obligating Navius to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement. Navius is not in discussion, formal or informal, with any person or entity regarding the issuance of any form of additional Navius equity that has not been issued or committed to prior to the date of this Agreement. Except as provided in this Agreement and the other Transaction Documents (as defined in Section 3.3(a)) or any transaction contemplated hereby or thereby, there are no voting trusts, proxies or other agreements or understandings with respect to the voting of the shares of capital stock of Navius.

                 (c) All Navius Options have been issued in accordance with the terms of the Navius Option Plans and pursuant to the standard forms of option agreement previously provided to Endosonics. No Navius Option will by its terms require an adjustment in connection with the Merger. Neither the consummation of transactions contemplated by this Agreement or the other Transaction Documents nor any action taken by Navius in connection with such transactions will result in (i) any acceleration of vesting in favor of any optionee under any Navius Option; (ii) any additional benefits for any optionee under any Navius Option; or (iii) the inability of Endosonics after the Effective Date to exercise any right or benefit held by Navius prior to the Effective Time with respect to any Navius Option assumed by Endosonics, including, without limitation, the right to repurchase an optionee's unvested shares on termination of such optionee's employment. The assumption by Endosonics of Navius Options in accordance with Section 6.5 hereunder will not
(i) give the optionees additional benefits which they did not have under their options prior to such assumption (after taking into account the existing provisions of the options, such as their respective exercise prices and vesting schedules) and (ii) constitute a breach of the Navius Option Plans or any agreement entered into pursuant to such plans.

         Section 3.3      Authority; No Conflict; Required Filings and
                          Consents.

                 (a) Navius has all requisite corporate power and authority to enter into this Agreement and all Transaction Documents to which it is or will become a party and to consummate the transactions contemplated by this Agreement and such Transaction Documents. The execution and delivery of this Agreement and such Transaction Documents and the consummation of the transactions contemplated by this Agreement and such Transaction Documents have been duly authorized by all necessary corporate action on the part of Navius, subject only to the approval of the Merger by Navius's shareholders under the provisions of California Law and Navius's Articles of Incorporation. This Agreement has been and such Transaction Documents have been or, to the extent not executed as of the date hereof, will be duly executed and delivered by Navius. This Agreement and each of the Transaction Documents to which Navius is a party constitutes, and each of the Transaction Documents to which Navius will become a party when executed and delivered by Navius will constitute, assuming the due authorization, execution and delivery by the other parties hereto and thereto, the valid and binding obligation of Navius, enforceable against Navius in accordance with their respective terms (except to the extent that enforcement is affected by laws pertaining to bankruptcy, reorganization, insolvency and creditors' rights and by the availability of injunctive relief, specific performance and other equitable remedies). For purposes of this Agreement, "TRANSACTION DOCUMENTS" means the Agreement of Merger, the Escrow Agreement, the Voting Agreements, the Noncompetition Agreements, the Indemnity Agreement and the Investment Agreements (as defined in Section 8.2(f)).

                 (b) The execution and delivery by Navius of this Agreement and the Transaction Documents to which it is or will become a party does not, and the consummation of the transactions contemplated by this Agreement and the Transaction Documents to which it is or will become a party will not, (i) conflict with, or result in any violation or breach of any provision of the Articles of Incorporation or Bylaws of Navius, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which Navius is a party or by which it or any of its properties or assets may be bound, or (iii) conflict or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Navius or any of its properties or assets, except in the case of (ii) and (iii) for any such conflicts, violations, breaches, defaults, terminations, cancellations or accelerations which would not have a Material Adverse Effect on Navius.

                 (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality ("GOVERNMENTAL ENTITY") is required by or with respect to Navius in connection with the execution and delivery of this Agreement or of any other Transaction Document to which it is or will become a party or the consummation of the transactions contemplated by this Agreement or such Transaction Document or the continuation of the business activities of Navius following consummation of the Merger without a Material Adverse Change (as defined in Section 3.6(a)), except for
(i) the filing of the Agreement of Merger with the California Secretary of State, (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and (iii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, could be expected to have a Material Adverse Effect on Navius.

         Section 3.4      Financial Statements; Absence of Undisclosed
                          Liabilities..

                 (a) Navius has delivered to Endosonics copies of Navius's unaudited balance sheet as of June 30, 1998 (the "MOST RECENT BALANCE SHEET") and statements of operations for the fiscal year then-ended (together with the Most Recent Balance Sheet, the "NAVIUS INTERIM FINANCIALS") and the audited balance sheets as of June 30, 1996 and 1997 and the related statements of operations, shareholders' equity and cash flows for the fiscal year ended June 30, 1996 and the fiscal year ended June 30, 1997, respectively (collectively, the "NAVIUS FINANCIAL STATEMENTS").

                 (b) The Navius Financial Statements are complete and in accordance with the books and records of Navius and present fairly in all material respects the financial position, results of operations and cash flows of Navius as of their historical dates and for the periods indicated. The Navius Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior periods (except that the unaudited financial statements referenced above do not contain footnotes and are subject to normal and recurring year-end audit adjustments, which will not, individually or in the aggregate, be material in magnitude). The reserves, if any, reflected on the Navius Financial Statements are adequate in light of the contingencies with respect to which they were made.

                 (c) Navius has no material debt, liability, or obligation of any nature, whether accrued, absolute, contingent, or otherwise, and whether due or to become due, that is not reflected or reserved against in the Most Recent Balance Sheet, except for those that may have been incurred after the date of the Most Recent Balance Sheet or that would not reasonably be required, in accordance with generally accepted accounting principles applied on a basis consistent with prior periods, to be included in a balance sheet or the notes thereto. All debts, liabilities, and obligations incurred after the date of the Most Recent Balance Sheet were incurred in the ordinary course of business, and are usual and normal in amount and not material both individually and in the aggregate to Navius or its business.

         Section 3.5      Tax Matters.

                 (a) For purposes of this Section 3.5 and other provisions of this Agreement relating to Taxes, the following definitions shall apply:

                          (i)     The term "TAXES" shall mean all taxes,
however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, (A) imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including but not limited to, federal income taxes and state income taxes), payroll and employee withholding taxes, unemployment insurance, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, ozone depleting chemicals taxes, transfer taxes, workers' compensation, Pension Benefit Guaranty Corporation premiums and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which are required to be paid, withheld or collected, (B) any liability for the payment of amounts referred to in (A) as a result of being a member of any affiliated, consolidated, combined or unitary group, or (C) any liability for amounts referred to in (A) or (B) as a result of any obligations to indemnify another person.

                          (ii)    The term "RETURNS" shall mean all reports,
estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.

                 (b) All Returns required to be filed by or on behalf of Navius have been duly filed on a timely basis and such Returns are true, complete and correct in all material respects. All Taxes shown to be payable on such Returns or on subsequent assessments with respect thereto, and all payments of estimated Taxes required to be made by or on behalf of Navius under
Section 6655 of the Code or comparable provisions of state, local or foreign law, have been paid in full on a timely basis or have been accrued on the Most Recent Balance Sheet, and no other Taxes are payable by Navius with respect to items or periods covered by such Returns (whether or not shown on or reportable on such Returns). Navius has withheld and paid over all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party. There are no liens on any of the assets of Navius with respect to Taxes, other than liens for Taxes not yet due and payable or for Taxes that Navius is contesting in good faith through appropriate proceedings and for which appropriate reserves have been established on the Most Recent Balance Sheet. Navius has not at any time been
(i) a member of an affiliated group of corporations filing consolidated, combined or unitary income or franchise tax returns, or (ii) a member of any partnership or joint venture for a period for which the statue of limitations for any Tax potentially applicable as a result of such membership has not expired.

                 (c) The amount of Navius's liability for unpaid Taxes (whether actual or contingent) for all periods through the date of the Most Recent Balance Sheet does not, in the aggregate, exceed the amount of the current liability accruals for Taxes reflected on the Most Recent Balance Sheet, and the Most Recent Balance Sheet reflects proper accrual in accordance with generally accepted accounting principles applied on a basis consistent with prior periods of all liabilities for Taxes payable after the date of the Most Recent Balance Sheet attributable to transactions and events occurring prior to such date. No liability for Taxes has been incurred (or prior to Closing will be incurred) since such date other than in the ordinary course of business.

                 (d) Endosonics has been furnished by Navius with true and complete copies of (i) relevant portions of income tax audit reports, statements of deficiencies, closing or other agreements received by or on behalf of Navius relating to Taxes, and (ii) all federal and state income or franchise tax Returns and state sales and use tax Returns for or including Navius for all periods since the inception of Navius. Navius does not do business in or derive income from any state other than states for which Returns have been duly filed and furnished to Endosonics.

                 (e) The Returns of or including Navius have never been audited by a government or taxing authority, nor is any such audit in process, pending or, to Navius's knowledge, threatened (either in writing or verbally, formally or informally). No deficiencies exist or have been asserted (either in writing or verbally, formally or informally), and Navius has not received notice (either in writing or verbally, formally or informally) that it has not filed a Return or paid Taxes required to be filed or paid. Navius is neither a party to any action or proceeding for assessment or collection of Taxes, nor has such event been asserted or threatened (either in writing or verbally, formally or informally) against Navius or any of its assets. No waiver or extension of any statute of limitations is in effect with respect to Taxes or Returns of Navius. Navius has disclosed on its federal and state income and franchise tax Returns all positions taken therein that could give rise to a substantial understatement penalty within the meaning of Code Section 6662 or comparable provisions of applicable state tax laws.

                 (f) Navius is not, nor has it ever been, a party to any tax sharing agreement.

                 (g) Navius is not, nor has it been, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, and Endosonics is not required to withhold tax by reason of Section 1445 of the Code. Navius is not a "consenting corporation" under Section 341(f) of the Code. Navius has not entered into any compensatory agreements with respect to the performance of services which payment thereunder would result in a nondeductible expense to Navius pursuant to Section 280G of the Code or an excise tax to the recipient of such payment pursuant to Section 4999 of the Code. Navius has not agreed to, nor is it required to make any adjustment under Code Section 481(a) by reason of, a change in accounting method. Navius is not, nor has it been, a "reporting corporation" subject to the information reporting and record maintenance requirements of Section 6038A and the regulations thereunder. Navius is in compliance with the terms and conditions of any applicable tax exemptions, agreements or orders of any foreign government to which it may be subject or which it may have claimed, and the transactions contemplated by this Agreement will not have any adverse effect on such compliance.

                 (h) The Navius Disclosure Schedule sets forth accurate and complete information regarding Navius's net operating losses for federal and each applicable state tax purposes. Navius has no net operating losses and credit carryovers or other tax attributes currently subject to limitation under Sections 382, 383, or 384 of the Code.

         Section 3.6 Absence of Certain Changes or Events. Since December 31, 1997, Navius has not:

                 (a) suffered any material adverse change in its business, assets (including intangible assets), liabilities, condition (financial or otherwise), or results of operations ("MATERIAL ADVERSE CHANGE").

                 (b) suffered any damage, destruction or loss, whether covered by insurance or not, that has resulted, or could be reasonably expected to result, in a Material Adverse Effect on Navius;

                 (c) granted or agreed to make any increase in the compensation payable or to become payable by Navius to its officers or employees except, in the case of non-officer employees, in the ordinary course of business consistent with past practice;

                 (d) declared, set aside or paid any dividend or made any other distribution on or in respect of the shares of the capital stock of Navius or declared any direct or indirect redemption, retirement, purchase or other acquisition by Navius of such shares;

                 (e) issued any shares of capital stock of Navius or any warrants, rights, options or entered into any commitment relating to the shares of Navius, except for the issuance of shares of Navius capital stock pursuant to the exercise of Navius Options listed in the Navius Disclosure Schedule and the conversion of outstanding Navius Preferred Stock;

                 (f) made any change in the accounting methods or practices it follows, whether for general financial or tax purposes, or any change in depreciation or amortization policies or rates adopted therein;

                 (g) except for the sale of products by Navius in the ordinary course of its business consistent with its past practice, sold, leased, abandoned or otherwise disposed of any real property or any machinery, equipment or other operating property with a net book value at the time of sale or disposition on an individual basis in excess of $5,000;

                 (h) sold, assigned, transferred, licensed or otherwise disposed of any patent, trademark, trade name, brand name, copyright (or pending application for any patent, trademark or copyright) invention, work of authorship, process, know-how, formula or trade secret or interest thereunder or other intangible asset;

                 (i) permitted or allowed any of its property or assets to be subjected to any mortgage, deed of trust, pledge, lien, security interest or other encumbrance of any kind securing any obligation in excess of $20,000 (except those permitted under Section 3.7);

                 (j) made any capital expenditure or commitment individually in excess of $20,000 or in the aggregate in excess of $75,000;

                 (k) paid, loaned or advanced any amount to, or sold, transferred or leased any properties or assets to, or entered into any agreement or arrangement with, any of its Affiliates (as defined in Section 3.16), officers, directors or shareholders or any affiliate or associate of any of the foregoing;

                 (l) made any amendment to or terminated any agreement which, if not so amended or terminated, would be required to be disclosed on
Schedule 3.11 of the Navius Disclosure Schedule; or

                 (m)      agreed to take any action described in this Section
3.6 or outside of its ordinary course of business or which would constitute a material breach of any of the representations contained in this Agreement.

         Section 3.7 Title and Related Matters. Navius has good and valid title to all the properties, interests in properties and assets, real and personal, used in or necessary for the operation of the business of Navius, free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except the lien of current Taxes not yet due and payable. The equipment of Navius used in the operation of its business is, taken as a whole, (i) adequate for the business conducted by Navius and (ii) in good operating condition and repair, ordinary wear and tear excepted. All real or personal property leases to which Navius is a party are valid, binding, enforceable against Navius and effective in accordance with their respective terms. To the knowledge of Navius, there is not under any of such leases any existing default or event of default or event which, with notice or lapse of time or both, would constitute a default that would have a Material Adverse Effect on Navius. The Navius Disclosure Schedule contains a description of all personal property with an individual net book value in excess of $5,000 and a description of all real property leased or owned by Navius, describing its interest in said property. True and correct copies of Navius's real property and personal property leases have been provided to Endosonics.

         Section 3.8      Proprietary Rights.

                 (a) Navius owns all right, title and interest in and to, or otherwise possesses legally enforceable rights, or is licensed to use, all patents, copyrights, technology, software, software tools, know-how, processes, trade secrets, trademarks, service marks, trade names and other proprietary rights used in or necessary for the conduct of Navius's business as conducted to the date of this Agreement and proposed by Navius to be conducted, including, without limitation, the technology, information, databases, data lists, data compilations, and all proprietary rights developed or discovered or used in connection with or contained in all versions and implementations of any product which has been or is being distributed or sold by Navius or currently is under development by Navius or has previously been under development by Navius (collectively, the "NAVIUS PRODUCTS"), free and clear of all liens, claims and encumbrances (including without limitation linking, licensing and distribution rights) (all of which are referred to as "NAVIUS PROPRIETARY RIGHTS"). The Navius Disclosure Schedule contains an accurate and complete (i) description of all patents, trademarks (with separate listings of registered and unregistered trademarks), trade names, and registered copyrights in or related to the Navius Products or otherwise included in the Navius Proprietary Rights and all applications and registration statements therefor, including the jurisdictions in which each such Navius Proprietary Right has been issued or registered or in which any such application of such issuance and registration has been filed, (ii) list of all licenses and other agreements with third parties (the "THIRD PARTY LICENSES") relating to any material patents, copyrights, trade secrets, software, inventions, technology, know-how, processes or other proprietary rights that Navius is licensed or otherwise authorized by such third parties to use, market, distribute or incorporate in Navius Products (other than standard off-the-shelf license) (such patents, copyrights, trade secrets, software, inventions, technology, know-how, processes or other proprietary rights are collectively referred to as the "THIRD PARTY TECHNOLOGY") and (iii) list of all licenses and other agreements with third parties relating to any material information, compilations, data lists or databases that Navius is licensed or otherwise authorized by such third parties to use, market, disseminate, distribute or incorporate in Navius Products (other than standard off-the-shelf licenses). All of Navius's patents, copyrights, trademark or trade name registrations related to or in the Navius Products are valid and in full force and effect; and consummation of the transactions contemplated by this Agreement will not alter or impair any such rights. No claims have been asserted or threatened against Navius (and Navius is not aware of any claims which are likely to be asserted or threatened against Navius or which have been asserted or threatened against others relating to Navius Proprietary Rights or Navius Products) by any person challenging Navius's use, possession, manufacture, sale or distribution of Navius Products under any Navius Proprietary Rights (including, without limitation, the

Third Party Technology) or challenging or questioning the validity or effectiveness of any material license or agreement relating thereto (including, without limitation, the Third Party Licenses). Navius is not aware of any valid basis for any claim of the type specified in the immediately preceding sentence which could in any material way relate to or interfere with the continued enhancement and exploitation by Navius of any of the Navius Products. To the knowledge of Navius, none of the Navius Products nor the use or exploitation of any Navius Proprietary Rights in Navius's current business infringes on the rights of or constitutes misappropriation of any proprietary information or intangible property right of any third person or entity, including without limitation any patent, trade secret, copyright, trademark or trade name, and Navius has not been sued or named in any suit, action or proceeding which involves a claim of such infringement, misappropriation or unfair competition. For purposes of the immediately preceding sentence and only such sentence, the phrase "to the knowledge of Navius" shall refer to facts and circumstances that are known to the persons identified in the introductory paragraph of this Article III after reasonable inquiry or would have been known had such persons in fact made reasonable inquiry.

                 (b) Except as set forth in the Navius Disclosure Schedule, Navius has not granted any third party any right to reproduce, distribute, market or exploit any of the Navius Products or any adaptations, translations, or derivative works based on the Navius Products or any portion thereof. Except with respect to the rights of third parties to the Third Party Technology, no third party has any express right to reproduce, distribute, market or exploit any works or materials of which any of the Navius Products are a "derivative work" as that term is defined in the United States Copyright Act, Title 17, U.S.C. Section 101.

                 (c) All material designs, drawings, specifications, source code, object code, scripts, documentation, flow charts, diagrams, data lists, databases, compilations and information incorporating, embodying or reflecting any of the Navius Products at any stage of their development (the "NAVIUS COMPONENTS") were written, developed and created solely and exclusively by employees of Navius without the assistance of any third party or entity or were created by third parties who assigned ownership of their rights to Navius by means of valid and enforceable consultant confidentiality and invention assignment agreements, copies of which have been delivered to Endosonics. Navius has at all times used commercially reasonable efforts customary in its industry to treat the Navius Proprietary Rights related to Navius Products and Navius Components as containing trade secrets and has not disclosed or otherwise dealt with such items in such a manner as intended or reasonably likely to cause the loss of such trade secrets by release into the public domain.

                 (d) To Navius's knowledge, no employee, contractor or consultant of Navius is in violation in any material respect of any term of any written employment contract, patent disclosure agreement or any other written contract or agreement relating to the relationship of any such employee, consultant or contractor with Navius or, to Navius's knowledge, any other party because of the nature of the business conducted by Navius or proposed to be conducted by Navius. The Navius Disclosure Schedule lists all employee, contractors and consultants who have participated in any way in the development of the Navius Products or the Navius Proprietary Rights.

                 (e) Each person presently or previously employed by Navius (including independent contractors, if any) with access authorized by Navius to confidential information has executed a confidentiality and non-disclosure agreement pursuant to the form of agreement previously provided to Endosonics. Such confidentiality and non-disclosure agreements constitute valid and binding obligations of Navius and such person, enforceable in accordance with their respective terms.

                 (f) To Navius's knowledge, there is no material unauthorized use, disclosure, infringement or misappropriation of any Navius Proprietary Rights, or any Third Party Technology to the extent licensed by or through Navius, by any third party, including any employee or former employee of Navius. Navius has not entered into any agreement to indemnify any other person against any charge of infringement of any Navius Proprietary Rights.

                 (g) Navius has taken all steps customary and reasonable in the industry to protect and preserve the confidentiality and proprietary nature of all Intellectual Property and other confidential information not otherwise protected by patents, patent applications or copyright ("CONFIDENTIAL INFORMATION"). All use, disclosure or appropriation of Confidential Information owned by Navius by or to a third party has been pursuant to the terms of a written agreement between Navius and such third party. All use, disclosure or appropriation of Confidential Information not owned by Navius has been pursuant to the terms of a written agreement between Navius and the owner of such Confidential Information, or is otherwise lawful.

         Section 3.9      Employee Benefit Plans.

                 (a) The Navius Disclosure Schedule lists, with respect to Navius and any trade or business (whether or not incorporated) which is treated as a single employer with Navius (an "ERISA AFFILIATE") within the meaning of
Section 414(b), (c), (m) or (o) of the Code, (i) all material employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (ii) each loan to a non-officer employee, loans to officers and directors and any stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Code Section 125) or dependent care (Code Section 129), life insurance or accident insurance plans, programs or arrangements, (iii) all bonus, pension, profit sharing, savings, deferred compensation or incentive plans, programs or arrangements, (iv) other fringe or employee benefit plans, programs or arrangements that apply to senior management of Navius and that do not generally apply to all employees, and (v) any current or former employment or executive compensation or severance agreements, written or otherwise, for the benefit of, or relating to, any present or former employee, consultant or director of Navius as to which (with respect to any of items (i) through (v) above) any potential liability is borne by Navius (together, the "NAVIUS EMPLOYEE PLANS").

                 (b) Navius has delivered to Endosonics a copy of each of the Navius Employee Plans and related plan documents (including trust documents, insurance policies or contracts, employee booklets, summary plan descriptions and other authorizing documents, and, to the extent still in its possession, any material employee communications relating thereto) and has, with respect to each Navius Employee Plan which is subject to ERISA reporting requirements, provided copies of any Form 5500 reports filed for the last three plan years. Any Navius Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the Internal Revenue Service a favorable determination letter as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has applied to the Internal Revenue Service for such a determination letter prior to the expiration of the requisite period under applicable Treasury Regulations or Internal Revenue Service pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination. Navius has also furnished Endosonics with the most recent Internal Revenue Service determination letter issued with respect to each such Navius Employee Plan, and nothing has occurred since the issuance of each such letter which could reasonably be expected to cause the loss of the tax-qualified status of any Navius Employee Plan subject to Code Section 401(a).

                 (c) (i) None of the Navius Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person; (ii) there has been no "prohibited transaction," as such term is defined in Section 406 of ERISA and Section 4975 of the Code, with respect to any Navius Employee Plan; (iii) each Navius Employee Plan has been administered in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), and Navius and each subsidiary or ERISA Affiliate have performed all material obligations required to be performed by them under, are not in any material respect in default, under or violation of, and have no knowledge of any material default or violation by any other party to, any of the Navius Employee Plans; (iv) neither Navius nor any subsidiary or ERISA Affiliate is subject to any liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any of the Navius Employee Plans; (v) all contributions required to be made by Navius or any subsidiary or ERISA Affiliate to any Navius Employee Plan have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Navius Employee Plan for the current plan years; (vi) with respect to each Navius Employee Plan, no "reportable event" within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 of ERISA has occurred; and (vii) no Navius Employee Plan is covered by, and neither Navius nor any subsidiary or ERISA Affiliate has incurred or expects to incur any material liability under Title IV of ERISA or Section 412 of the Code. With respect to each Navius Employee Plan subject to ERISA as either an employee pension plan within the meaning of Section 3(2) of ERISA or an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, Navius has prepared in good faith and timely filed all requisite governmental reports (which were true and correct as of the date filed) and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Navius Employee Plan. No suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of Navius is threatened, against or with respect to any such Navius Employee Plan, including any audit or inquiry by the IRS or United States Department of Labor. Neither Navius nor any ERISA Affiliate is a party to, or has made any contribution to or otherwise incurred any obligation under, any "multi-employer plan" as defined in Section 3(37) of ERISA.

                 (d) With respect to each Navius Employee Plan, Navius has complied with (i) the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") and the proposed regulations thereunder and (ii) the applicable requirements of the Family Leave Act of 1993 and the regulations thereunder.

                 (e) The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or other service provider of Navius or any other ERISA Affiliate to severance benefits or any other payment (including, without limitation, unemployment compensation, golden parachute or bonus), except as expressly provided in this

Agreement, or (ii) accelerate the time of payment or vesting of any such benefits, or (iii) increase or accelerate any benefits or the amount of compensation due any such employee or service provider.

                 (f) There has been no amendment to, written interpretation or announcement (whether or not written) by Navius or other ERISA Affiliate relating to, or change in participation or coverage under, any Navius Employee Plan which would materially increase the expense of maintaining such Plan above the level of expense incurred with respect to that Plan for the most recent fiscal year included in the Navius Financial Statements.

         Section 3.10 Bank Accounts. The Navius Disclosure Schedule sets forth the names and locations of all banks, trusts, companies, savings and loan associations, and other financial institutions at which Navius maintains accounts of any nature and the names of all persons authorized to draw thereon or make withdrawals therefrom.

         Section 3.11     Contracts.

                 (a)      Except as set forth on the Navius Disclosure
Schedule:

                          (i)     Navius has no agreements, contracts or
commitments that provide for the sale, licensing or distribution by Navius of any Navius Products or Navius Proprietary Rights. Without limiting the foregoing, Navius has not granted to any third party any rights to reproduce, manufacture or distribute any of the Navius Products, nor has Navius granted to any third party any exclusive rights of any kind, nor has Navius granted any third party any right to market any of the Navius Products under any private label or "OEM" arrangements, nor has Navius granted any license of any Navius trademarks or servicemarks.

                          (ii)    Navius has no agreements, contracts or
commitments with any third parties providing for aggregate payments by or to Navius in an amounts that exceeds $25,000.

                          (iii)   Navius has no currently effective collective
bargaining or union agreements, contracts or commitments.

                          (iv)    Navius is not restricted by agreement from
competing with any person or from carrying on its business anywhere in the world.

                          (v)     Navius has not guaranteed any obligations of
other persons or made any agreements to acquire or guarantee any obligations of other persons.

                          (vi)    Navius has no outstanding loan or advance to
any person (other than normal travel advances not in excess of $3,000 in total to any one individual); nor is it party to any line of credit, standby financing, revolving credit or other similar financing arrangement of any sort which would permit the borrowing by Navius of any sum.

                          (vii)   Navius has no agreements pursuant to which
Navius has agreed to manufacture for, supply to or distribute to any third party any Navius Products or Navius Components.

         True and correct copies of each document or instrument listed on
Schedule 3.11 of the Navius Disclosure Schedule pursuant to this Section 3.11(a) (the "MATERIAL CONTRACTS") have been provided to Endosonics or its representatives.

                 (b) All of the Material Contracts listed on the Navius Disclosure Schedule are valid, binding, in full force and effect, and enforceable by Navius in accordance with their respective terms (except to the extent that enforcement is affected by laws pertaining to bankruptcy, reorganization, insolvency and creditors' rights and by the availability of injunctive relief, specific performance and other equitable remedies). No Material Contract contains any liquidated damages, penalty or similar provision. No party to any such Material Contract has notified Navius in writing that such party intends to cancel, withdraw, modify or amend such contract, agreement or arrangement.

                 (c) Navius is not in default under or in breach or violation of, nor, to Navius's knowledge, is there any valid basis for any claim of default by Navius under, or breach or violation by Navius of, any Material Contract. To Navius's knowledge, no other party is in default under or in breach or violation of, nor, to Navius's knowledge, is there any valid basis for any claim of default by any other party under or any breach or violation by any other party of, any Material Contract.

                 (d) Except as specifically indicated on the Navius Disclosure Schedule, none of the Material Contracts provides for indemnification by Navius of any third party. No claims have been made or threatened in writing to Navius that would require indemnification by Navius, and Navius has not paid any amounts to indemnify any third party as a result of indemnification requirements of any kind.

         Section 3.12 Orders, Commitments and Returns. All material agreements, contracts, or commitments for the purchase of supplies by Navius were made in the ordinary course of business. To the knowledge of Navius, no outstanding purchase or outstanding lease commitment of Navius is in excess of the normal, ordinary and usual requirements of its business or was made at any price (on both a per unit and aggregate basis) materially in excess of the current market price at the time made, or contains terms and conditions materially more onerous to Navius than those usual and customary in the industry.

         Section 3.13 Compliance With Law. Navius and the operation of its business are in compliance in all material respects with all applicable laws and regulations. Neither Navius nor, to Navius's knowledge, any of its employees has directly or indirectly paid or delivered any fee, commission or other sum of money or item of property, however characterized, to any finder, agent, government official or other party in the United States or any other country, that was or is in violation of any federal, state, or local statute or law or of any statute or law of any other country having jurisdiction. Navius has not participated directly or indirectly in any boycotts or other similar practices affecting any of its customers. Navius has complied in all material respects at all times with any and all applicable federal, state and foreign laws, rules, regulations, proclamations and orders relating to the importation or exportation of its products.

         Section 3.14     Labor Difficulties; No Discrimination.

                 (a) Navius is not engaged in any unfair labor practice and is not in material violation of any applicable laws respecting employment and employment practices, terms and conditions of employment, and wages and hours. There is no unfair labor practice complaint against Navius actually pending or, to the knowledge of Navius, threatened before the National Labor Relations Board. There is no strike, labor dispute, slowdown, or stoppage actually pending or, to the knowledge of Navius, threatened against Navius. To the knowledge of Navius, no union organizing activities are taking place with respect to the business of Navius. No grievance, nor any arbitration proceeding arising out of or under any collective bargaining agreement is pending and, to the knowledge of Navius, no claims therefor exist. No collective bargaining agreement that is binding on Navius restricts it from relocating or closing any of its operations. Navius has not experienced any material work stoppage or other material labor difficulty.

                 (b) There is no, and has not been any, claim against Navius, or to Navius's knowledge, threatened against Navius, based on actual or alleged race, age, sex, disability or other harassment or discrimination, or similar tortuous conduct, nor to the knowledge of Navius, is there any basis for any such claim.

                 (c) There are no pending claims against Navius under any workers' compensation plan or policy or for long term disability. Navius has no material obligations under COBRA with respect to any former employees or qualifying beneficiaries thereunder. There are no proceedings pending or, to the knowledge of Navius, threatened, between Navius and any of their respective employees, which proceedings have or could reasonably be expected to have a Material Adverse Effect on Navius.

         Section 3.15 Trade Regulation. All of the prices charged by Navius in connection with the marketing or sale of any products or services have been in compliance with all applicable laws and regulations. No claims have been communicated or threatened in writing against Navius with respect to wrongful termination of any dealer, distributor or any other marketing entity, discriminatory pricing, price fixing, unfair competition, false advertising, or any other violation of any laws or regulations relating to anti-competitive practices or unfair trade practices of any kind, and to Navius's knowledge, no specific situation, set of facts, or occurrence provides any basis for any such claim.

         Section 3.16 Insider Transactions. To the knowledge of Navius, no affiliate ("AFFILIATE") as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT") of Navius has any interest in any equipment or other property, real or personal, tangible or intangible, including, without limitation, any Navius Proprietary Rights or any creditor, supplier, customer, manufacturer, agent, representative, or distributor of Navius Products; provided, however, that no such Affiliate or other person shall be deemed to have such an interest solely by virtue of the ownership of less than 1% of the outstanding stock or debt securities of any publicly-held company, the stock or debt securities of which are traded on a recognized stock exchange or quoted on the Nasdaq National Market.

         Section 3.17 Employees, Independent Contractors and Consultants. The Navius Disclosure Schedule lists and describes all past and all currently effective written or, to Navius's knowledge, oral, consulting, independent contractor and/or employment agreements and other material agreements concluded with individual employees, independent contractors or consultants to which Navius is a party. True and correct copies of all such written agreements have been provided to Endosonics. All independent contractors have been properly classified as independent contractors for the purposes of federal and applicable state tax laws, laws applicable to employee benefits and other applicable law. All salaries and wages paid by Navius are in compliance in all material respects with applicable federal, state and local laws. Also shown on the Navius Disclosure Schedule are the names, positions and salaries or rates of pay, including bonuses, of all persons presently employed by Navius.

         Section 3.18 Insurance. The Navius Disclosure Schedule contains a list of the principal policies of fire, liability and other forms of insurance currently or previously held by Navius, and all claims made by Navius under such policies. To the knowledge of Navius, Navius has not done anything, either by way of action or inaction, that might invalidate such policies in whole or in part. There is no claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and Navius is otherwise in compliance with the terms of such policies and bonds in all material respects. Navius has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

         Section 3.19 Accounts Receivable. Subject to any reserves set forth in the Most Recent Balance Sheet, the accounts receivable shown on the Most Recent Balance Sheet represent and will represent bona fide claims against debtors for sales and other charges, and are not subject to discount except for normal cash and immaterial trade discounts. The amount carried for doubtful accounts and allowances disclosed in the Most Recent Balance Sheet is sufficient to provide for any losses which may be sustained on realization of the receivables.

         Section 3.20 Inventory. All inventory of Navius reflected in the Most Recent Balance Sheet or thereafter acquired by Navius prior to the Closing Date is or will be owned by Navius free and clear of liens or encumbrances of any kind. The inventory is not stated on the Most Recent Balance Sheet in an amount greater than the estimated net realizable value thereof.

         Section 3.21 Product Warranty. Each product manufactured, sold, leased, or delivered by Navius has been in conformity in all material respects with all applicable contractual commitments and all express and implied warranties, and Navius has no liability (and, to Navius's knowledge, there is no basis for any present or future claim or demand against any of them giving rise to any liability) for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth in the Most Recent Balance Sheet (if any). No product manufactured, sold, leased, or delivered or service offered by Navius is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale, lease or license. The Navius Disclosure Schedule includes copies of the standard terms and conditions of sale, lease or license for Navius (containing applicable guaranty, warranty, repair policy, and indemnity provisions).

         Section 3.22       Permits/Product Liability.

                      (i) There have been no written notices, citations or decisions by any governmental or regulatory body that any Navius Product is defective or fails to meet any applicable standards promulgated by any such governmental or regulatory body. Navius has complied in all material respects with the laws, regulations, policies, procedures and specifications with respect to the design, manufacture, labeling, testing and inspection of Navius Products and the operation of manufacturing facilities promulgated by the Food and Drug Administration (the "FDA"). There have been no recalls, field notifications or seizures ordered or, to the knowledge of Navius, threatened by any such governmental or regulatory body with respect to any of Navius Products. Navius has not received, and Navius does do not have knowledge of any reasonable basis for, any warning letter, or Section 305 notices from the FDA.

                      (ii) Navius has obtained, in all countries where Navius is marketing or has marketed its Navius Products, all applicable material licenses, registrations, approvals, clearances and authorizations required by local, state or federal agencies (including the FDA) in such countries regulating the safety, effectiveness and market clearance of the Products that are currently marketed by Navius. Navius has identified and made available for examination by Endosonics all information relating to regulation of Navius Products in the United States, including licenses, registrations, approvals, permits, device listings, inspections, Navius's recalls and product actions, audits and Navius's ongoing clinical studies. Navius has identified to Endosonics all international locations where regulatory information and documents regarding Navius Products are kept.

         Section 3.23 Litigation. There is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of Navius, threatened against Navius or any of its properties or any of its officers or directors (in their capacities as such). There is no judgment, decree or order against Navius, or, to the knowledge of Navius, any of its respective directors or officers (in their capacities as such).

         Section 3.24 Governmental Authorizations and Regulations. Navius has obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity (i) pursuant to which Navius currently operates or holds any interest in any of its properties or (ii) that is required for the operation of Navius's business or the holding of any such interest, and all of such authorizations are in full force and effect, in each case such that the absence of such consent, license, permit, grant or other authorization would have a Material Adverse Effect on Navius.

         Section 3.25 Subsidiaries. Navius has no Subsidiaries. Navius does not own or control (directly or indirectly) any capital stock, bonds or other securities of, and does not have any proprietary interest in, any other corporation, general or limited partnership, firm, association or business organization, entity or enterprise, and Navius does not control (directly or indirectly) the management or policies of any other corporation, partnership, firm, association or business organization, entity or enterprise.

         Section 3.26 Compliance with Environmental Requirements. Navius has obtained all permits, licenses and other authorizations which are required under federal, state and local laws applicable to Navius and relating to pollution or protection of the environment, including laws or provisions relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic materials, substances, or wastes into air, surface water, groundwater, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or hazardous or toxic materials, substances, or wastes or which are intended to assure the safety of employees, workers or other persons, the absence of which would be reasonably likely to have a Material Adverse Effect on Navius. Navius is in compliance in all material respects with all terms and conditions of all such permits, licenses and authorizations. To the knowledge of Navius, there are no conditions, circumstances, activities, practices, incidents, or actions which may form the basis of any material claim, action, suit, proceeding, hearing, or investigation of, by, against or relating to Navius, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, or hazardous or toxic substance, material or waste, or relating to the safety of employees, workers or other persons.

         Section 3.27 Corporate Documents. Navius has furnished to Endosonics or its representatives: (a) copies of its Articles of Incorporation and Bylaws, as amended to date; (b) its minute book containing all records required to be set forth of all proceedings, consents, actions, and meetings of the shareholders, the board of directors and any committees thereof; (c) all material permits, orders, and consents issued by any regulatory agency with respect to Navius, or any securities of Navius, and all applications for such permits, orders, and consents; and (d) the stock transfer books of Navius setting forth all transfers of any capital stock. The corporate minute books, stock certificate books, stock registers and other corporate records of Navius are complete and accurate in all material respects, and the signatures appearing on all documents contained therein are the true signatures of the persons purporting to have signed the same. All actions reflected in such books and records were duly and validly taken in compliance with the laws of the applicable jurisdiction.

         Section 3.28 Navius Action. The Board of Directors of Navius, by unanimous written consent or at a meeting duly called and held, has by the unanimous vote of all directors (i) determined that the Merger is fair and in the best interests of Navius and its shareholders, (ii) approved the Merger and this Agreement in accordance with the provisions of California Law, and (iii) directed that this Agreement and the Merger be submitted to Navius shareholders for their approval and resolved to recommend that Navius shareholders vote in favor of the approval of this Agreement and the Merger.

         Section 3.29 Offers. Navius has suspended or terminated, and has the legal right to terminate or suspend, all negotiations and discussions of Acquisition Transactions (as defined in Section 5.6) with parties other than Endosonics.

         Section 3.30 Information Statement. The information supplied by Navius for inclusion in the information statement to be sent to the shareholders of Navius in connection with the meeting of Navius shareholders to consider the Merger (the "NAVIUS SHAREHOLDERS MEETING") or in connection with any written consent of shareholders of Navius (such information statement as amended or supplemented is referred to herein as the "INFORMATION STATEMENT") shall not, to the knowledge of Navius, on the date the Information Statement is first mailed to Navius shareholders, at the time of the Navius Shareholders Meeting, or written consent of shareholders and at the Effective Time, contain any statement which is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading. If at any time prior to the Effective Time any event of information should be discovered by Navius which should be set forth in an amendment to the Information Statement, Navius shall promptly inform Endosonics and Sub and shall communicate such information to the Navius shareholders in an appropriate manner. Notwithstanding the foregoing, Navius makes no representation, warranty or covenant with respect to any information supplied by Endosonics or Sub which is contained in any of the foregoing documents.

         Section 3.31 No Brokers. Neither Navius nor, to Navius's knowledge, any Navius shareholder is obligated for the payment of fees or expenses of any broker or finder other than SG Cowen Securities Corporation ("COWEN") in connection with the origin, negotiation or execution of this Agreement or the other Transaction Documents or in connection with any transaction contemplated hereby or thereby. Navius has previously delivered to Endosonics a copy of Navius's engagement letter with Cowen with respect to the transactions contemplated by this Agreement.

         Section 3.32 Opinion of Financial Advisor. Navius has received the opinion of Cowen to the effect that, as of the date hereof, the financial terms of the Merger are fair from a financial point of view to the holders of Navius Capital Stock.

         Section 3.33 Disclosure. No statements by Navius contained in this Agreement, its exhibits and schedules nor in any of the certificates or documents, including any of the Transaction Documents, delivered or required to be delivered by Navius to Endosonics or Sub under this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. Navius has disclosed to Endosonics all material information of which it is aware relating specifically to the operations and business of Navius as of the date of this Agreement or the transactions contemplated by this Agreement.

                                   ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF ELLIS AND SUB

         Endosonics and Sub represent and warrant to Navius that, except as disclosed in a filing with the Securities and Exchange Commission (the "COMMISSION") which was filed prior to the date hereof, the statements contained in this Article IV are true and correct.

         Section 4.1 Organization of Endosonics and Sub. Each of Endosonics and its Subsidiaries, including Sub, is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation and has all requisite corporate power to own, lease and operate its property and to carry on its business as now being conducted and is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the failure to be so qualified or licensed would have a Material Adverse Effect on Endosonics. Sub is a wholly owned subsidiary of Endosonics and, other than pursuant to this Agreement, has no liabilities and heretofore has conducted no business.

         Section 4.2 Endosonics Capital Structure. The authorized capital stock of Endosonics consists of 25,000,000 shares of Common Stock, par value of $0.001 per share ("ENDOSONICS

COMMON STOCK") and 5,000,000 shares of Preferred Stock, par value $0.001 per share ("ENDOSONICS PREFERRED STOCK"), of which there were issued and outstanding as of the close of business on July 17, 1998, 15,692,080 shares of Endosonics Common Stock and no shares of Endosonics Preferred Stock. There are no other outstanding shares of capital stock or voting securities of Endosonics other than shares of Endosonics Common Stock issued after July 17, 1998 upon the exercise of options ("ENDOSONICS OPTIONS") issued under the Amended and Restated 1988 Endosonics Stock Option Plan (the "ENDOSONICS OPTION PLAN"). The authorized capital stock of Sub consists of 1,000 shares of Common Stock, all of which are issued and outstanding and are held by Endosonics. All outstanding shares of Endosonics and Sub have been duly authorized, validly issued, fully paid and are nonassessable and free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof. As of the close of business on July 17, 1998, Endosonics has reserved an aggregate of 2,933,766 shares of Endosonics Common Stock for issuance to employees, directors and independent contractors upon exercise of outstanding Endosonics Options to acquire shares of Endosonics Common Stock issued under the Endosonics Option Plan and Endosonics has reserved for issuance 720,000 shares of Endosonics Common Stock for future grants under the Endosonics Option Plan. Other than as contemplated by this Agreement, and except as described in this Section 4.2, there are no other options, warrants, calls, rights, commitments or agreements to which Endosonics or Sub is a party or by which either of them is bound obligating Endosonics or Sub to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of Endosonics or Sub or obligating Endosonics or Sub to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. The shares of Endosonics Common Stock to be issued pursuant to the Merger (including shares of Endosonics Common Stock to be issued upon exercise of Navius Options assumed by Endosonics, which will be duly reserved for issuance upon exercise of such options, and the shares of Endosonics Common Stock, if any, to be issued pursuant to Section 2.2 hereof following the Closing Date as Contingent Consideration) will be duly authorized, validly issued, fully paid, and non-assessable and issued in compliance with all applicable federal or state securities laws and will have the rights and references set forth in the Certificate of Incorporation of Endosonics, and will be free and clear of any liens, encumbrances and adverse claims created by Endosonics.

         Section 4.3      Authority; No Conflict; Required Filings and
Consents.

                 (a) Each of Endosonics and Sub has all requisite corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is or will become a party and to consummate the transactions contemplated by this Agreement and such Transaction Documents. The execution and delivery of this Agreement and such Transaction Documents and the consummation of the transactions contemplated by this Agreement and such Transaction Documents have been duly authorized by all necessary corporate action on the part of Endosonics and Sub. This Agreement has been and such Transaction Documents have been or, to the extent not executed as of the date hereof, will be duly executed and delivered by Endosonics and Sub. This Agreement and each of the Transaction Documents to which Endosonics or Sub is a party constitutes, and each of the Transaction Documents to which Endosonics or Sub will become a party when executed and delivered by Endosonics or Sub will constitute, the valid and binding obligation of Endosonics or Sub, enforceable in accordance with its terms (except to the extent that enforcement is affected by laws pertaining to bankruptcy, reorganization, insolvency and creditors' rights and by the availability of injunctive relief, specific performance and other equitable remedies).

                 (b) The execution and delivery by Endosonics or Sub of this Agreement and the Transaction Documents to which it is or will become a party does not, and consummation of the transactions contemplated by this Agreement or the Transaction Documents to which it is or will become a party will not, (i) conflict with, or result in any violation or breach of any provision of the Articles of Incorporation or Bylaws of Endosonics or Sub, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which Endosonics or Sub is a party or by which either of them or any of their properties or assets may be bound, or (iii) conflict or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Endosonics or Sub or any of their properties or assets, except in the case of (ii) and (iii) for any such conflicts, violations, defaults, terminations, cancellations or accelerations which would not have a Material Adverse Effect on Endosonics and its Subsidiaries, taken as a whole.

                 (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Endosonics or Sub in connection with the execution and delivery of this Agreement or the Transaction Documents to which it is or will become a party or the consummation of the transactions contemplated hereby or thereby, except for (i) the filing of the Agreement of Merger with the California Secretary of State, (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and the laws of any foreign country, and (iii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, could be expected to have a Material Adverse Effect on Endosonics and its Subsidiaries, taken as a whole.

         Section 4.4      Commission Filings; Financial Statements.

                 (a) Endosonics has filed with the Commission and made available to Navius or its representatives all forms, reports and documents required to be filed by Endosonics with the Commission since December 31, 1996 (collectively, the "ENDOSONICS COMMISSION REPORTS"). The Endosonics Commission Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended, (the "SECURITIES ACT"), and the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Endosonics Commission Reports or necessary in order to make the statements in such Endosonics Commission Reports, in the light of the circumstances under which they were made, not misleading.

                 (b) Each of the financial statements (including, in each case, any related notes) contained in the Endosonics Commission Reports, including any Endosonics Commission Reports filed after the date of this Agreement until the Closing, complied or will comply as to form in all material respects with the applicable published rules and regulations of the Commission with respect thereto, was prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission) and fairly presented the consolidated financial position of Endosonics and its

Subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

         Section 4.5 Compliance with Laws. Endosonics has complied with, is not in violation of, and has not received any notices of violation with respect to, any federal, state or local statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which would not have a Material Adverse Effect on Endosonics and its Subsidiaries, taken as a whole.

         Section 4.6 Absence of Certain Changes or Events. Since June 30, 1998, Endosonics has not suffered any adverse change in its business that would be reasonably likely to have a Material Adverse Effect on Endosonics and its Subsidiaries, taken as a whole.

         Section 4.7 Adequate Financial Resources. Endosonics has the necessary financial resources to consummate the Merger and the transactions contemplated by this Agreement.

         Section 4.8 Litigation. There is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of Endosonics, threatened against Endosonics or any of its properties or any of its officers or directors (in their capacities as such) which is reasonably likely to have a Material Adverse Effect on Endosonics and its Subsidiaries, taken as a whole. There is no judgment, decree or order against Endosonics, or, to the knowledge of Endosonics, any of its respective directors or officers (in their capacities as such) which is reasonably likely to have a Material Adverse Effect on Endosonics and its Subsidiaries, taken as a whole.

         Section 4.9 Interim Operations of Sub. Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

         Section 4.10 Opinion of Financial Advisor. Endosonics has received the opinion of Piper Jaffray Inc. to the effect that, as of the date hereof, the Merger Consideration is fair to Endosonics from a financial point of view.

         Section 4.11 Disclosure. No statements by Endosonics or Sub contained in this Agreement, its exhibits and schedules nor in any of the certificates or documents, including any of the Transaction Documents, delivered or required to be delivered by Endosonics or Sub to Navius under this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

                                   ARTICLE V

                       PRECLOSING COVENANTS OF NANTUCKET

         Section 5.1 Approval of Navius Shareholders. Prior to the Closing Date and at the earliest practicable date following the date hereof, Navius will solicit written consents from its shareholders seeking, or convene the Navius Shareholders' Meeting for the purpose of seeking, approval of this Agreement, the Merger and related matters. If Navius holds a shareholders' meeting, the Board of Directors will solicit proxies from Navius's shareholders to vote such shareholders' shares at the Navius Shareholders' Meeting. In soliciting such written consent or proxies, unless this Agreement shall have been validly terminated as provided for herein, the Board of Directors of Navius (subject to any fiduciary duties it may have under applicable law to do otherwise) will recommend to the shareholders of Navius that they approve this Agreement and the Merger and shall use its reasonable efforts to obtain the approval of the shareholders of Navius entitled to vote on or consent to this Agreement and the Merger in accordance with California Law and Navius's Articles of Incorporation. Navius will prepare as soon as reasonably practicable an information statement describing the proposed terms of the Merger (the "INFORMATION STATEMENT"), in form and substance reasonably acceptable to Endosonics, with respect to the solicitation of written consents and/or proxies from the shareholders of Navius to approve this Agreement, the Merger and related matters. The Information Statement shall be in such form and contain such information so as to permit compliance by Endosonics with the requirements of Regulation D under the Securities Act in connection with the issuance of shares of Endosonics Common Stock in the Merger.

         Section 5.2 Advise of Changes. Navius will promptly advise Endosonics in writing of any event occurring subsequent to the date of this Agreement which, to the knowledge of Navius, would render any representation or warranty of Navius contained in this Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect.

         Section 5.3 Operation of Business. During the period from the date of this Agreement and continuing until the earlier of the termination of the Agreement or the Effective Time, Navius agrees (except to the extent that Endosonics shall otherwise consent in writing), to carry on its business in the usual, regular and ordinary course in substantially the same manner as previously conducted, to pay its debts and taxes when due, to pay or perform other obligations when due, and, to the extent consistent with such business, use all reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, to the end that its goodwill and ongoing businesses shall be unimpaired at the Effective Time. Navius shall promptly notify Endosonics of any event or occurrence not in the ordinary course of business of Navius. In furtherance of the foregoing, except as expressly contemplated by this Agreement, Navius shall not, without the prior written consent of
Endosonics:

                 (a) Accelerate, amend or change the period of exercisability or the vesting schedule of options or restricted stock granted under any employee stock plan or agreements or authorize cash payments in exchange for any Navius Option or any options granted under any of such plans except as specifically required by the terms of such plans or any related agreements or any such agreements in effect as of the date of this Agreement and disclosed in the Navius Disclosure Schedule;

                 (b) Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of such party, or purchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service by such party;

                 (c) Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into shares of its capital stock, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than (i) the issuance of (A) shares of Navius Common Stock issuable upon exercise of Navius Options, which are outstanding on the date of this Agreement or (B) shares of Navius Common Stock issuable upon conversion of shares of Navius Preferred Stock or (ii) the repurchase of shares of Navius Common Stock from terminated employees pursuant to the terms of outstanding stock restriction or similar agreements;

                 (d) Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, or by any other manner, any business or any corporation, partnership or other business organization or division, or otherwise acquire or agree to acquire any assets;

                 (e) Sell, lease, license or otherwise dispose of any of its properties or assets which are material, individually or in the aggregate, to the business of Navius, except in the ordinary course of business;

                 (f) (i) Increase or agree to increase the compensation payable or to become payable to its officers or employees, except for increases in salary or wages of non-officer employees in accordance with past practices,
(ii) grant any additional severance or termination pay to, or enter into any employment or severance agreements with, officers, (iii) grant any severance or termination pay to, or enter into any employment or severance agreement, with any non-officer employee, except in accordance with past practices, (iv) enter into any collective bargaining agreement, or (v) establish, adopt, enter into or amend in any material respect any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, trust, fund, policy or arrangement for the benefit of any directors, officers or employees;

                 (g) Revalue any of its assets, including writing down the value of inventory or writing off notes or accounts receivable;

                 (h) Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities or guarantee any debt securities of others, provided, however, that if the Closing shall not have occurred on or prior to August 7, 1998, Navius shall be permitted to incur additional indebtedness for borrowed money in an amount up to $50,000; provided further that the incurrence of such additional indebtedness shall in no way modify the condition to Closing contemplated by Section 8.2(l) or the indemnity obligations contemplated by Section 10.2(b);

                 (i) Amend or propose to amend its Articles of Incorporation or Bylaws;

                 (j) incur or commit to incur any capital expenditures in excess of $25,000 in the aggregate or in excess of $5,000 as to any individual matter;

                 (k) lease, license, sell, transfer or encumber or permit to be encumbered any asset, Navius Proprietary Right or other property associated with the business of Navius (including sales or transfers to Affiliates of Navius);

                 (l) enter into any lease or contract for the purchase or sale of any property, real or personal, except in the ordinary course of business;

                 (m) fail to maintain its equipment and other assets which are material to the operations of Navius's business in good working condition and repair according to the standards it has maintained up to the date of this Agreement, subject only to ordinary wear and tear;

                 (n)      change accounting methods;

                 (o) amend or terminate any material contract, agreement or license to which it is a party except in the ordinary course of business;

                 (p) loan any amount to any person or entity (except for normal employee travel advances consistent with past practice), or guaranty or act as a surety for any obligation;

                 (q) waive or release any material right or claim, except in the ordinary course of business;

                 (r) make or change any Tax or accounting election, change any annual accounting period, adopt or change any accounting method, file any amended Return, enter into any closing agreement, settle any Tax claim or assessment relating to Navius, surrender any right to claim refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to Navius, or take any other action or omit to take any action, if any such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action or omission would have the effect of increasing the Tax liability of Navius or Endosonics;

                 (s) do anything that Navius reasonably believes would cause there to be a Material Adverse Change with respect to Navius;

                 (t) enter into any agreement in which the obligation of Navius exceeds $25,000 or shall not terminate or be subject to termination for convenience within 120 days following execution thereof;

                 (u) enter into any agreement not in the ordinary course of business (including without limitation, exclusive agreements of any kind or any agreements providing for obligations that would extend beyond six months of the date of this Agreement); or

                 (v) take, or agree in writing or otherwise to take, any of the actions described in subsections (a) through (u) above, or any action which is reasonably likely to make any of Navius's representations or warranties contained in this Agreement untrue or incorrect in any material respect on the date made (to the extent so limited) or as of the Effective Time.

         Section 5.4 Access to Information. Until the Closing, Navius shall allow Endosonics and its agents reasonable free access during normal business hours upon reasonable notice to its files, books, records, and offices, including, without limitation, any and all information relating to taxes, commitments, contracts, leases, licenses, and personal property and financial condition. Until the Closing, Navius shall cause its accountants to cooperate with Endosonics and its agents in making available all financial information requested, including without limitation the right to examine all working papers pertaining to all financial statements prepared or audited by such accountants. No information or knowledge obtained in any investigation pursuant to this Section shall effect or be deemed to modify any representation or warranty contained in this Agreement or its exhibits and schedules. All such access shall be subject to the terms of the Confidentiality Agreement (as defined in Section 7.1).

         Section 5.5 Satisfaction of Conditions Precedent. Navius will use its best efforts to satisfy or cause to be satisfied all the conditions precedent which are set forth in Sections 8.1 and 8.2 and which have not been waived, and Navius will use its best efforts to cause the transactions contemplated by this Agreement to be consummated on July 31, 1998, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties which may be necessary or reasonably required on its part in order to effect the transactions contemplated by this Agreement.

         Section 5.6 Other Negotiations. Navius will not (and it will not permit any of its officers, directors, employees, agents and Affiliates on its behalf to) take any action to solicit, initiate, seek, encourage or support any inquiry, proposal or offer from, furnish any information to, or participate in any negotiations with, any corporation, partnership, person or other entity or group (other than Endosonics) regarding any acquisition of Navius, any merger or consolidation with or involving Navius, or any acquisition of any material portion of the stock or assets of Navius or any material license of Navius Proprietary Rights (any of the foregoing being referred to in this Agreement as an "ACQUISITION TRANSACTION") or enter into an agreement concerning any Acquisition Transaction with any party other than Endosonics. If between the date of this Agreement and the termination of this Agreement pursuant to
Section 9.1, Navius receives from a third party any offer or indication of interest regarding any Acquisition Transaction, or any request for information regarding any Acquisition Transaction, Navius shall (i) notify Endosonics immediately (orally and in writing) of such offer, indication of interest or request, including the identity of such party and the full terms of any proposal therein, and (ii) notify such third party of Navius's obligations under this Agreement.

                                   ARTICLE VI

                PRECLOSING AND OTHER COVENANTS OF ELLIS AND SUB

         Section 6.1 Advise of Changes. Endosonics and Sub will promptly advise Navius in writing of any event occurring subsequent to the date of this Agreement which, to the knowledge of Endosonics, would render any representation or warranty of Endosonics or Sub contained in this Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect.

         Section 6.2 Access to Information. At reasonable times and at reasonable intervals prior to Closing, Endosonics shall make itself available to Navius and its financial advisors in order to permit the performance of reasonable financial due diligence by such parties with respect to Endosonics and its financial position, results of operations and prospects. Such financial due diligence shall be of the type, and have the scope, that would be customary for transactions like that contemplated by this Agreement. No information or knowledge obtained in any investigation pursuant to this Section shall effect or be deemed to modify any representation or warranty contained in this Agreement or its exhibits and schedules. All such access shall be subject to the terms of the Confidentiality Agreement.

         Section 6.3 Satisfaction of Conditions Precedent. Endosonics and Sub will use their best efforts to satisfy or cause to be satisfied all the conditions precedent which are set forth in Sections 8.1 and 8.3 and which have not been waived, and Endosonics and Sub will use their best efforts to cause the transactions contemplated by this Agreement to be consummated on July 31, 1998, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties which may be necessary or reasonably required on its part in order to effect the transactions contemplated hereby.

         Section 6.4 Nasdaq National Market Listing. Endosonics shall cause the shares of Endosonics Common Stock issuable to the shareholders of Navius in the Merger to be authorized for listing on the Nasdaq National Market.

         Section 6.5      Stock Options.

                 (a) At the Effective Time, each outstanding Navius Option under the Navius Option Plans, whether vested or unvested, shall be assumed by Endosonics and deemed to constitute an Endosonics Option to acquire, on the same terms and conditions as were applicable under the Navius Option, a number of shares of Endosonics Common Stock equal to (i) the number of shares of Navius Common Stock issuable had the holder of such Navius Option exercised such option in full immediately prior to the Effective Time multiplied by the Option Exchange Ratio (rounded down to the nearest whole number), at a price per share (rounded up to the nearest whole cent) equal to (i) the aggregate exercise price for the shares of Navius Common Stock otherwise purchasable pursuant to such Navius Option divided by (ii) the number of full shares of Endosonics Common Stock deemed purchasable pursuant to such Endosonics Option in accordance with the foregoing; provided, however, that, in the case of any Navius Option to which Section 422 of the Code applies ("INCENTIVE STOCK OPTIONS"), the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with Section 424(a) of the Code. In connection with the assumption by Endosonics of the Navius Options pursuant to this
Section 6.5(a), Navius shall be deemed to have assigned to Endosonics, effective at the Effective Time, Navius's right to repurchase unvested shares of Navius Common Stock issuable upon the exercise of the Navius Options or previously issued upon the exercise of options granted under the Navius Option Plans, in accordance with the terms of the Navius Option Plans and the related stock option agreements and stock purchase agreements entered into under the Navius Option Plans. For purposes of the foregoing, "OPTION EXCHANGE RATIO" shall be determined by dividing (x) the quotient obtained by dividing (A) $15,500,000 by (B) the Reference Stock Price, by (y) the Total Capitalization Number.

                 (b) As soon as practicable after the Effective Time, Endosonics shall deliver to the participants in the Navius Option Plans appropriate notice setting forth such participants' rights pursuant thereto and the grants pursuant to the Navius Option Plans shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 6.5 after giving effect to the Merger). Endosonics shall comply with the terms of the Navius Option Plan and use best efforts to ensure, to the extent required by, and subject to the provisions of, such Navius Option Plan and Sections 422 and 424(a) of the Code, that Navius Options which qualified as incentive stock options prior the Effective Time continue to qualify as incentive stock options after the Effective Time.

                 (c) Endosonics shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Endosonics Common Stock for delivery upon exercise of Navius Options assumed in accordance with this Section 6.5. As soon as practicable after the Effective Time and in any event no later than 20 business days after the Closing Date, Endosonics shall file a registration statement on Form S-8 (or any successor or other appropriate forms) under the Securities Act or another appropriate form with respect to the shares of Endosonics Common Stock subject to such options and shall use its best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

         Section 6.6      Registration of Shares Issued in the Merger.

                 (a) Registrable Shares. For purposes of this Agreement, "REGISTRABLE SHARES" shall mean the shares of Endosonics Common Stock issued to the Navius shareholders in the Merger, but excluding shares of Endosonics Common Stock issued in the Merger that have been sold or otherwise transferred by the Navius shareholders who initially received such shares in the Merger prior to the effective date of the registration statements contemplated by subsection (b) below (collectively, the "HOLDERS").

                 (b) Company Registration. If (but without any obligation to do so) Endosonics proposes to register (including for this purpose a registration effected by Endosonics for stockholders other than the Holders) any of its stock under the Securities Act in connection with the public offering of such securities solely for cash (other than a registration relating solely to the sale of securities to participants in a Endosonics stock plan or a transaction covered by Rule 145 under the Securities Act, a registration in which the only stock being registered is Endosonics Common Stock issuable upon conversion of debt securities which are also being registered, or any registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities), Endosonics shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of each Holder given within twenty (20) days after mailing of such notice by Endosonics in accordance with Section 11.2, Endosonics shall, subject to the provisions of subsection (e) below, cause to be registered under the Securities Act all of the Registrable Securities that each such Holder has requested to be registered.

                 (c) Underwriting Requirements. In connection with any offering involving an underwriting of shares of Endosonics' capital stock, Endosonics shall not be required under subsection (b) above to include any of the Holders' securities in such underwriting unless they accept the terms of the underwriting as agreed upon between Endosonics and the underwriters selected by it (or by other persons entitled to select the underwriters), and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by Endosonics. If the total amount of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the amount of securities sold other than by Endosonics that the underwriters determine in their sole discretion is compatible with the success of the offering, then Endosonics shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters determine in their sole discretion will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among the selling stockholders according to the total amount of securities entitled to be included therein owned by each selling stockholder or in such other proportions as shall mutually be agreed to by such selling stockholders) but in no event shall any shares being sold by a stockholder exercising a demand registration right similar to that granted in subsection (b) below be excluded from such offering. For purposes of the preceding parenthetical concerning apportionment, for any selling stockholder which is a holder of Registrable Securities and which is a partnership or corporation, the partners, retired partners and stockholders of such holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single "selling stockholder," and any pro-rata reduction with respect to such "selling stockholder" shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such "selling stockholder," as defined in this sentence.

                 (d) Expenses. The costs and expenses to be borne by Endosonics for purposes of this Section 6.6 shall include, without limitation, printing expenses (including a reasonable number of prospectuses for circulation by the selling Holders), legal fees and disbursements of counsel for Endosonics, "blue sky" expenses, accounting fees and filing fees, but shall not include underwriting commissions or similar charges, legal fees and disbursements of counsel for the selling Holders.

                 (e)      Indemnification.

                          (i)     To the extent permitted by law, Endosonics
will indemnify and hold harmless each Holder, any underwriter (as defined in the Securities Act) for such Holder, its officers, directors, shareholders or partners and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "VIOLATION"): (A) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (B) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (C) any violation or alleged violation by Endosonics of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law; and Endosonics will pay to each such Holder (and its officers, directors, shareholders or partners), underwriter or controlling person, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this Section 6.6(e)(i) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of Endosonics; nor shall Endosonics be liable in any such case for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon (a) a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in the Registration Statement by any such Holder, or (b) a Violation that would not have occurred if such Holder had delivered to the purchaser the version of the Prospectus most recently provided by Endosonics to the Holder as of the date of such sale.

                          (ii)    To the extent permitted by law, each selling
Holder will be required, as a condition to being permitted to sell Registrable Securities under the Registration Statement, to indemnify and hold harmless Endosonics, each of its directors, each of its officers who has signed the Registration Statement, each person, if any, who controls Endosonics within the meaning of the Securities Act, any underwriter, any other Holder selling securities pursuant to the Registration Statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages, or liabilities to which any of the foregoing persons may become subject, under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation (which includes without limitation the failure of the Holder to comply with the prospectus delivery requirements under the Securities Act, and the failure of the Holder to deliver the most current prospectus provided by Endosonics prior to such sale), in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in the Registration Statement or such Violation is caused by the Holder's failure to deliver to the purchaser of the Holder's Registrable Shares a prospectus (or amendment or supplement thereto) that had been made available to the Holder by Endosonics; and each such Holder will pay any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this Section 6.6(e)(ii) in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this Section 6.6(e)(ii) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld. The aggregate indemnification and contribution liability of each Holder under this Section 6.6(e)(ii) shall not exceed the net proceeds received by such Holder in connection with sale of shares pursuant to the Registration Statement.

                          (iii)   Each person entitled to indemnification under
this Section 6.6(e) (the "INDEMNIFIED PARTY") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought and shall permit the Indemnifying Party to assume the defense of any such claim and any litigation resulting therefrom, provided that counsel for the Indemnifying Party who conducts the defense of such claim or any litigation resulting therefrom shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and the Indemnified Party may participate in such defense at such party's expense, and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section
6.6 unless the Indemnifying Party is materially prejudiced thereby. No Indemnifying Party, in the defense of any such claim or litigation, shall (except with the consent of each Indemnified Party) consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. Each Indemnified Party shall furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with the defense of such claim and litigation resulting therefrom.

                          (iv)    To the extent that the indemnification
provided for in this Section 6.6(e) is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any loss, liability, claim, damage or expense referred to herein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the statements or omissions which resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

                 (f) Termination of Rights. The obligations of Endosonics pursuant to subsection (b) above shall terminate and expire upon the earlier to occur of (i) the sale or other disposition by the Holders of all of the Registrable Securities or (ii) the ability of the Holders to sell or otherwise dispose of all of the Registrable Securities then held by such Holders within a single three (3) month period pursuant to Rule 144 under the Securities Act.

                 (g) Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 6.6.

         Section 6.7 Certain Employee Benefit Matters. From and after the Effective Time and until December 31, 1998, employees of Navius following the Effective Time shall continue to participate in the existing Navius employee benefit plans, programs, policies and arrangements. Following December 31, 1998, the former employees of Navius will be provided with employee benefits by the Surviving Corporation or Endosonics which in the aggregate are no less favorable to such employees than those provided from time to time by Endosonics to similarly situated employees. If any employee of Navius becomes a participant in any employee benefit plan, program, policy or arrangement of Endosonics, such employee shall be given credit for all service prior to the Effective Time with Navius to the extent permissible under such plan, program, policy or arrangement.

                                  ARTICLE VII

                                OTHER AGREEMENTS

         Section 7.1 Confidentiality. Each party acknowledges Endosonics and Navius have previously executed a Mutual Non-Disclosure Agreement dated January 28, 1998 (the "CONFIDENTIALITY AGREEMENT"), which agreement shall continue in full force and effect in accordance with its terms.

         Section 7.2 No Public Announcement. The parties have agreed upon the form and substances of a joint press release announcing the consummation of the Merger, which shall be issued at a time and in a manner mutually agreed upon. Other than such joint press release, the parties shall make no public announcement concerning this Agreement, their discussions or any other memoranda, letters or agreements between the parties relating to the Merger; provided, however, that either of the parties, but only after reasonable consultation with the other, may make disclosure if required under applicable law.

         Section 7.3 Regulatory Filings; Consents; Reasonable Efforts. Subject to the terms and conditions of this Agreement, Navius and Endosonics shall use their respective best efforts to (i) make all necessary filings with respect to the Merger and this Agreement under the Exchange Act and applicable blue sky or similar securities laws and obtain required approvals and clearances with respect thereto and supply all additional information requested in connection therewith; (ii) make merger notification or other appropriate filings with federal, state or local governmental bodies or applicable foreign governmental agencies and obtain required approvals and clearances with respect thereto and supply all additional information requested in connection therewith; (iii) obtain all consents, waivers, approvals, authorizations and orders required in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger; and (iv) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable.

         Section 7.4 Further Assurances. Prior to and following the Closing, each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances, as may be reasonably requested by any other party to better evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

         Section 7.5 Escrow Agreement. On or before the Effective Date, Endosonics shall, and the parties hereto shall exercise their best efforts to cause the Escrow Agent (as defined in Section 10.2) and the Shareholders' Agent (as defined in Section 10.9) to enter into an Escrow Agreement in the form attached hereto as Exhibit D.

         Section 7.6 FIRPTA. Navius shall, prior to the Closing Date, provide Endosonics with a properly executed Foreign Investment and Real Property Tax Act of 1980 ("FIRPTA") FIRPTA Notification Letter which states that shares of capital stock of Navius do not constitute "United States real property interests" under Section 897(c) of the Code, for purposes of satisfying Endosonics' obligations under Treasury Regulation Section 1.1445-2(c)(3). In addition, simultaneously with delivery of such FIRPTA Notification Letter, Navius shall provide to Endosonics, as agent for Navius, a form of notice to the Internal Revenue Service in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2) along with written authorization for Endosonics to deliver such notice form to the Internal Revenue Service on behalf of Navius upon the Closing of the Merger.

         Section 7.7 Blue Sky Laws. Endosonics shall take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of the Endosonics Common Stock in connection with the Merger. Navius shall use its best efforts to assist Endosonics as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of Endosonics Common Stock in connection with the Merger.

                                  ARTICLE VIII

                              CONDITIONS TO MERGER

         Section 8.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

                 (a) Shareholder Approval. The shareholders of Navius entitled to vote on or consent to this Agreement and the Merger in accordance with the California Law and Navius's Articles of Incorporation shall have approved this Agreement and the Merger.

                 (b)      Approvals.  Other than the filing provided for by
Section 1.2, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity shall have been filed, occurred or been obtained.

                 (c) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger or limiting or restricting conduct or operation of the business of Endosonics after the Merger shall have been issued, nor shall any proceeding brought by a domestic administrative agency or commission or other domestic Governmental Entity or other third party, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal or materially more costly to Endosonics.



                 (d) Nasdaq. The shares of Endosonics Common Stock to be issued in the Merger shall have been approved for quotation on the Nasdaq National Market.

                 (e) Tax Opinions. Endosonics and Navius shall have received the opinions dated the Closing Date of Venture Law Group, A Professional Corporation, counsel to Endosonics, and Cooley Godward LLP, counsel to Navius, respectively, to the effect that the Merger will be treated for Federal income tax purposes as a tax-free reorganization within the meaning of Section 368(a) of the Code. In rendering such opinions, counsel shall be entitled to rely upon, among other things, reasonable assumptions as well as representations of Endosonics, Sub and Navius.

         Section 8.2 Additional Conditions to Obligations of Endosonics and Sub. The obligations of Endosonics and Sub to effect the Merger are subject to the satisfaction of each of the following conditions, any of which may be waived in writing exclusively by Endosonics and Sub:

                 (a) Representations and Warranties. The representations and warranties of Navius set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except for changes contemplated by this Agreement; and Endosonics shall have received a certificate signed on behalf of Navius by the chief executive officer and the chief financial officer of Navius to such effect.

                 (b) Performance of Obligations of Navius. Navius shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date; and Endosonics shall have received a certificate signed on behalf of Navius by the chief executive officer and the chief financial officer of Navius to such effect.

                 (c) Blue Sky Laws. Endosonics shall have received all state securities or "blue sky" permits and other authorizations necessary to issue shares of Endosonics Common Stock pursuant to the Merger.

                 (d) Dissenting Shareholders. Holders of not more than five percent (5%) of Navius's issued and outstanding capital stock as of the Closing shall have elected to exercise dissenters' rights under California Law as to such shares.

                 (e) Escrow Agreement. The Escrow Agent and Shareholders' Agent shall have executed and delivered to Endosonics the Escrow Agreement and such agreement shall remain in full force and effect.

                 (f) Investment Agreement; Regulation D. Each shareholder of Navius who is receiving shares of Endosonics Common Stock in the Merger shall have executed and delivered to Endosonics an Investment Agreement, in the form attached hereto as Exhibit E (each an "INVESTMENT AGREEMENT"), and such agreements shall remain in full force and effect, and based upon the information supplied in such Investment Agreements, Endosonics shall have reasonably concluded that the offer and sale of shares of Endosonics Common Stock contemplated by this

Agreement may be effected in compliance with the requirements of Regulation D promulgated under the Securities Act.



                 (g) Effectiveness of Indemnity Agreement. The Indemnity Agreement executed and delivered concurrently with the execution of this Agreement shall remain in full force and effect.

                 (h) Opinion of Navius's Counsel. Endosonics shall have received an opinion dated the Closing Date of Cooley Godward LLP, counsel to Navius, as to the matters in the form attached hereto as Exhibit F.

                 (i) Approvals. All authorizations, consents, or approvals of, or notifications to any third party, required by Navius's contracts, agreements or other obligations in connection with the consummation of the Merger shall have occurred or been obtained.

                 (j) Termination of Agreements. The following agreements between Navius and certain of its shareholders shall have been terminated: (i) the Investors' Rights Agreement dated as of October 25, 1996 among Navius and the holders of Navius Capital Stock identified on the signature pages therof,
(ii) the Amended and Restated Investors' Rights Agreement dated as of July 18, 1997 among Navius and the holders of Navius Capital Stock identified on the signature pages therof, (iii) the Amended and Restated Shareholders' Agreement dated as of July 18, 1997 among Navius and the holders of Navius Capital Stock identified on the signature pages therof, and (iv) the Co-Sale Agreement dated as of July 18, 1997 among Navius and the holders of Navius Capital Stock identified on the signature pages therof.

                 (k) Resignations and Releases. Endosonics shall have received (i) the resignations, effective as of the Effective Time, of each director and officer of Navius other than those whom Endosonics shall have specified in writing at least two business days prior to the time of Closing and (ii) releases of Navius by such officers and directors in form and substance reasonably satisfactory to Endosonics.

                 (l) No Material Adverse Change. Navius shall not have suffered any Material Adverse Change since the date of this Agreement.

                 (m) Conversion of Preferred Stock. All issued and outstanding shares of Navius Preferred Stock shall have been converted into Navius Common Stock in accordance with the terms of the Navius Articles of Incorporation such that as of the Effective Time no shares of Navius Preferred Stock shall remain issued and outstanding.

                 (n) Noncompetition Agreements. Each of Mssrs. Roucher, Jung, Wolf, Fugoso, Hidaka and Tsukashima shall have entered into a Noncompetition Agreement in substantially the form attached hereto as Exhibit B with Endosonics and such agreement shall remain in full force and effect.

                 (o) Exercise of Warrants. All outstanding warrants to purchase shares of Navius Capital Stock shall have been exercised in full by the holder or holders thereof.

         Section 8.3 Additional Conditions to Obligations of Navius. The obligation of Navius to effect the Merger is subject to the satisfaction of each of the following conditions, any of which may be waived, in writing, exclusively by Navius:

                 (a) Representations and Warranties. The representations and warranties of Endosonics and Sub set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and Navius shall have received a certificate signed on behalf of Endosonics by the chief executive officer and the chief financial officer of Endosonics to such effect.

                 (b) Performance of Obligations of Endosonics and Sub. Endosonics and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date; and Navius shall have received a certificate signed on behalf of Endosonics by the chief executive officer and the chief financial officer of Endosonics to such effect.

                 (c) Opinion of Endosonics' Counsel. Navius shall have received an opinion dated the Closing Date of Venture Law Group, A Professional Corporation, counsel to Endosonics, as to the matters attached hereto as Exhibit G.

                 (d) No Material Adverse Change. Endosonics shall no have suffered any Material Adverse Change since the date of this Agreement (provided that changes in the trading prices for Endosonics Common Stock during such period shall not be taken into account in connection with the determination as to the existence or absence of such a change with respect to Endosonics).



                                   ARTICLE IX

                           TERMINATION AND AMENDMENT

         Section 9.1 Termination. This Agreement may be terminated at any time prior to the Effective Time:

                 (a)      by mutual written consent of Endosonics and Navius;

                 (b) by either Endosonics or Navius, by giving written notice to the other party, if a court of competent jurisdiction or other Governmental Entity shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, except, if such party relying on such order, decree or ruling or other action shall not have complied with its respective obligations under Sections 5.5 or 6.3 of this Agreement, as the case may be;

                 (c) by Endosonics or Navius, by giving written notice to the other party, if the other party is in material breach of any representation, warranty, or covenant of such other party contained in this Agreement, which breach shall not have been cured, if subject to cure, within 10 business days following receipt by the breaching party of written notice of such breach by the other party;

                 (d) by Endosonics, by giving written notice to Navius, if the Closing shall not have occurred on or before August 31, 1998 by reason of the failure of any condition precedent under Section 8.1 or 8.2 (unless the failure results primarily from a breach by Endosonics of any representation, warranty, or covenant of Endosonics contained in this Agreement), provided that such date shall be automatically extended so long as Navius shall be expeditiously working to cure any breach of representation, warranty, or covenant identified by Endosonics pursuant to subsection (c) above;

                 (e) by Navius, by giving written notice to Endosonics, if the Closing shall not have occurred on or before August 31, 1998 by reason of the failure of any condition precedent under Section 8.1 or 8.3 (unless the failure results primarily from a breach by Navius of any representation, warranty, or covenant of Navius contained in this Agreement), provided that such date shall be automatically extended so long as Endosonics shall be expeditiously working to cure any breach of representation, warranty, or covenant identified by Navius pursuant to subsection (c) above; or

                 (f) by Endosonics, by giving written notice to Navius, if the required approvals of the shareholders of Navius contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required consents or votes upon a vote taken by written consent or at a meeting of shareholders, duly convened therefor or at any adjournment thereof.

         Section 9.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of Endosonics, Navius, Sub or their respective officers, directors, shareholders or Affiliates, except as set forth in Section 9.3 and further except to the extent that such termination results from the willful breach by any such party of any of its representations, warranties or covenants set forth in this Agreement.

         Section 9.3      Fees, Expenses and Other Payments.

                 (a) All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

                 (b) Endosonics acknowledges that in entering into the transactions contemplated Navius is foregoing its opportunity to seek third party financing for its operations. In recognition of this, in the event that the Closing shall not have occurred on or prior to August 1, 1998, Endosonics shall make a payment to Navius in the amount of $175,000 to fund Navius's estimated working capital needs for the period between August 1, 1998 and August 16, 1998. Furthermore, in the event that the Closing shall not have occurred on or prior to August 16, Endosonics shall make a further payment to Navius in the amount of $175,000 to fund Navius's estimated working capital needs for the following 15-day period. Such payment obligation shall be suspended, however, if the primary reason for the delay in the Closing beyond any of such dates shall be a failure of Navius and its employees and representatives to use their best efforts to cause the satisfaction of the conditions to Closing contemplated by Article VIII. Such suspension of payment obligation shall extend for so long as Navius shall fail to provide such necessary cooperation and assistance and shall not result in any retroactive payment obligations with respect to payment dates that shall have passed. Furthermore, Endosonics shall not be required to make any such payment in the event that on or prior to July 31, 1998 it shall deliver into escrow with counsel to Navius executed copies of all documents required to be delivered by it pursuant to
Article VIII.

                 (c) Notwithstanding the foregoing, in the event that this Agreement shall be terminated due to a failure of the condition to Closing contemplated by Section 8.1(a) or Section 8.1(e) (with respect to the delivery of the opinion by counsel to Navius) to be satisfied, Navius shall be required to repay to Endosonics all amounts paid by Endosonics to Navius prior to such termination pursuant to this subsection (b) and pursuant to the letter agreement relating to exclusivity of negotiations previously entered into between Endosonics and Navius. Such repayment shall be due prior to the close of business on the date of termination of this Agreement and in the event that this payment shall not be made at such time, the unpaid amount shall bear interest at a rate per annum equal to nine percent (9%).



                                   ARTICLE X

                           ESCROW AND INDEMNIFICATION

         Section 10.1 Indemnification. From and after the Effective Time and subject to the limitations contained in Section 10.2, the Former Navius Shareholders will, except as otherwise contemplated by the Indemnity Agreement, severally and pro rata, in accordance with their Pro Rata Portion, indemnify and hold Endosonics harmless against any loss, expense, liability or other damage, including reasonable attorneys' fees, to the extent of the amount of such loss, expense, liability or other damage (collectively "DAMAGES") that Endosonics has incurred by reason of the breach by Navius of any representation, warranty, covenant or agreement of Navius contained in this Agreement that occurs or becomes known to Endosonics during the Escrow Period (as defined in Section 10.4 below).

         Section 10.2     Escrow Fund.

                 (a) As security for the indemnities in Section 10.1, as soon as practicable after the Effective Date, the Escrow Shares and the Escrow Cash shall be deposited with Chase Trust Company of California (or such other institution selected by Endosonics as escrow agent (the "ESCROW AGENT"), such deposit to constitute the Escrow Fund (the "ESCROW FUND") and to be governed by the terms set forth in this Article X and in the Escrow Agreement. Notwithstanding the foregoing, except as otherwise contemplated by Section
10.11 and the Indemnity Agreement, the indemnification obligations of the Former Navius Shareholders pursuant to this Article X shall be limited to the amount and assets deposited and present in the Escrow Fund and Endosonics shall not be entitled to pursue any claims for indemnification under this Article X against the Former Navius Shareholders directly or personally and the sole recourse of Endosonics shall be to make claims against the Escrow Fund in accordance with the terms of the Escrow Agreement.

                 (b) In addition to the indemnity contemplated by subsection (a) above, Endosonics shall be entitled to be reimbursed out of the Escrow Fund for any damages (of whatever nature, punitive, treble or compensatory) it or the Surviving Corporation may be required to pay in satisfaction of any judgment or other order entered in any state or federal court or arbitration proceeding prior to the end of the Escrow Period based upon an Infringement Claim against

Endosonics or the Surviving Corporation, whether or not the basis of such claim shall have been known to Navius as of the date hereof or as of the Effective Time. Payments required to be made by Endosonics or the Surviving Corporation in the form of cross-licensing or royalty payment or settlements with respect to any such claims shall not be considered reimbursable amounts under this subsection (b). For purposes hereof, an "INFRINGEMENT CLAIM" shall mean a claim in writing alleging, in whole or in part, that any of the Navius Products or the use or exploitation of any Navius Proprietary Rights in Navius's business at or prior to the Effective Time infringes upon on the rights of or constitutes misappropriation of any proprietary information or intangible property right of any third person or entity, including, without limitation, any patent, trade secret, copyright, trademark or trade name.

                 (c) Notwithstanding the foregoing, the Former Navius Stockholders shall have no liability under Section 10.1 and Endosonics may not receive any distributions from the Escrow Fund unless and until an Officer's Certificate or Certificates (as defined in Section 10.4 below) for an aggregate amount of Damages in excess of $185,000 has been delivered to the Shareholders' Agent and to the Escrow Agent. After an Officer's Certificate or Certificates for an aggregate of $185,000 in Damages has been delivered, Endosonics shall be entitled to receive reimbursement from the Escrow Fund only to the extent of the Damages in excess of $185,000 identified in such Officer's Certificate or Certificates. Any qualification of the representations and warranties as to "materiality" or "Material Adverse Effect" shall be disregarded for purposes of determining whether or not the threshold for recoverable Damages pursuant to this subsection (c) shall have been met.

                 (d) Endosonics shall also be entitled to make a claim against the Escrow Fund for any amounts owing to Endosonics pursuant to Section 2.2(d). Such claims shall not be subject to the Damage threshold contemplated by subsection (c) above.

                 (e) The Escrow Cash shall be invested by the Escrow Agent at the direction of the Shareholders' Agent while any such amount shall be held in the Escrow Fund, provided that such investments shall be limited to
(i) direct obligations of the United States or any agency thereof with maturities of one year or less from the date of acquisition, (ii) certificates of deposit issued by any bank or trust company organized under the laws of the United States or any state thereof and having capital and surplus in excess of $50,000,000 and having a rating of "A" or better by a nationally recognized rating agency (a "QUALIFIED BANK"), with maturities of one year or less from the date of acquisition, (iii) shares of "money market funds," each having net assets in excess $50,000,000, or (iv) time deposits or demand deposits with any Qualified Bank.

         Section 10.3 Escrow Period. The Escrow Fund shall terminate 20 months after the Closing Date (the period from the Closing to such date referred to as the "ESCROW PERIOD"), provided, however, that that portion of the Escrow Fund, which, in the reasonable judgment of Endosonics, subject to the objection of the Shareholders' Agent and the subsequent resolution of the matter in the manner provided in Section 10.7 and except to the extent contemplated by Section 10.2(b), are necessary to satisfy any unsatisfied claims specified in any Officer's Certificate theretofore delivered to the Escrow Agent and the Shareholders' Agent prior to termination of the Escrow Period with respect to Damages incurred or litigation pending prior to expiration of the Escrow Period, shall remain in the Escrow Fund until such claims have been finally resolved.

         Section 10.4 Claims Upon Escrow Fund. Upon receipt by the Escrow Agent on or before the last day of the Escrow Period of a certificate signed by any appropriately authorized officer of Endosonics (an "OFFICER'S
CERTIFICATE"):

                          (i)     Stating the aggregate amount of Endosonics'
Damages or an estimate thereof, in each case to the extent known or determinable at such time, and,

                          (ii)    Specifying in reasonable detail the
individual items of such Damages included in the amount so stated, the date each such item was paid or properly accrued or arose, and the nature of the misrepresentation, breach or claim to which such item is related, the Escrow Agent shall, subject to the provisions of Section 10.7 hereof, deliver to Endosonics out of the Escrow Fund, as promptly as practicable, Escrow Cash and Escrow Shares having a value equal to such Damages all in accordance with the Escrow Agreement and Section 10.5 below. All claims for Damages to be paid hereunder shall be paid 50% in Escrow Cash and 50% in shares of Endosonics Common Stock, and following total depletion of the Escrow Cash shall be paid 100% in Escrow Shares. Amounts paid or distributed from the Escrow Fund shall be paid or distributed pro rata among the Holders (as defined in the Escrow Agreement) based upon their respective percentage interests therein at the time.

         Section 10.5 Valuation. For the purpose of compensating Endosonics for its Damages pursuant to this Agreement, the value per share of the Escrow Shares shall be the Reference Stock Price.

         Section 10.6 Objections to Claims. At the time of delivery of any Officer's Certificate to the Escrow Agent, a duplicate copy of such Officer's Certificate shall be delivered to the Shareholders' Agent (as defined in Section 10.8 below) and for a period of thirty (30) days after such delivery, the Escrow Agent shall make no delivery of Escrow Cash and Escrow Shares pursuant to Section 10.3 unless the Escrow Agent shall have received written authorization from the Shareholders' Agent to make such delivery. After the expiration of such thirty (30) day period, the Escrow Agent shall make delivery of the Escrow Cash and Escrow Shares in the Escrow Fund in accordance with
Section 10.3, provided that no such delivery may be made if the Shareholders' Agent shall object in a written statement to the claim made in the Officer's Certificate, and such statement shall have been delivered to the Escrow Agent and to Endosonics prior to the expiration of such thirty (30) day period.

         Section 10.7     Resolution of Conflicts.

                 (a) In case the Shareholders' Agent shall so object in writing to any claim or claims by Endosonics made in any Officer's Certificate, Endosonics shall have thirty (30) days to respond in a written statement to the objection of the Shareholders' Agent. If after such thirty (30) day period there remains a dispute as to any claims, the Shareholders' Agent and Endosonics shall attempt in good faith for thirty (30) days to agree upon the rights of the respective parties with respect to each of such claims. If the Shareholders' Agent and Endosonics should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and shall distribute the Escrow Fund in accordance with the terms of the memorandum.

                 (b) If no such agreement can be reached after good faith negotiation, either Endosonics or the Shareholders' Agent appropriate portion of may, by written notice to the other, demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by three arbitrators. Within fifteen (15) days after such written notice is sent, Endosonics (on the one hand) and the Shareholders' Agent (on the other hand) shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The decision of the arbitrators as to the validity and amount of any claim in such Officer's Certificate shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in Section 10.3, the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Escrow Fund in accordance with such decision.

                 (c) Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in Santa Clara or San Mateo County, California under the commercial rules then in effect of the American Arbitration Association. The non-prevailing party to an arbitration shall pay its own expenses, the fees of each arbitrator, the administrative fee of the American Arbitration Association, and the expenses, including, without limitation, the reasonable attorneys' fees and costs, incurred by the prevailing party to the arbitration. For purposes of the foregoing, in any arbitration hereunder in which any claim or the amount stated in the Officer's Certificate is at issue, Endosonics shall be deemed to be the non-prevailing party in the event that the arbitrators award Endosonics less than the sum of one-half (1/2) of the disputed amount plus any amount not in dispute; otherwise the Former Navius Shareholders as represented by the Shareholders' Agent shall be deemed to be the non-prevailing party. In all other instances, the arbitrators shall make a ruling as to which of the parties shall be deemed the non-prevailing party.

         Section 10.8     Shareholders' Agent.

                 (a) John E. Crawford, Jr. shall be constituted and appointed as agent (the "SHAREHOLDERS' AGENT") for and on behalf of the Former Navius Shareholders to give and receive notices and communications, to authorize delivery to Endosonics of the Escrow Shares or Escrow Cash or other property from the Escrow Fund in satisfaction of claims by Endosonics, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Shareholders' Agent for the accomplishment of the foregoing. In connection with such duties, the Shareholders' Agent may, within his sole discretion, meet and confer with a Shareholders Committee to be comprised on Leo Roucher Jr. and Frances Chen. All actions of the Shareholders' Agent shall be taken jointly, not individually. Such agency may be changed by the holders of a majority in interest of the Escrow Shares from time to time upon not less than ten (10) days' prior written notice to Endosonics. No bond shall be required of the Shareholders' Agent, and the Shareholders' Agent shall receive no compensation for services. Notices or communications to or from the Shareholders' Agent shall constitute notice to or from each of the Former Navius Shareholders.

                 (b) Neither the Shareholders' Agent nor the Shareholders Committee shall be liable for any act done or omitted hereunder as Shareholders' Agent or Shareholders Committee, as the case may be, while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Former Navius Shareholders shall severally and pro rata, in accordance with their Pro Rata Portion, indemnify the Shareholders' Agent and the Shareholders Committee and hold them harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Shareholders' Agent or the Shareholders Committee and arising out of or in connection with the acceptance or administration of his duties hereunder under this Agreement or the Escrow Agreement.

                 (c) The Shareholders' Agent shall have reasonable access to information about Navius and Endosonics and the reasonable assistance of Navius's and Endosonics' officers and employees for purposes of performing their duties and exercising their rights under this Article X, provided that the Shareholders' Agent shall treat confidentially and not disclose any nonpublic information from or about Navius or Endosonics to anyone (except on a need to know basis to individuals who agree to treat such information confidentially).

         Section 10.9 Actions of the Shareholders' Agent. A decision, act, consent or instruction of the Shareholders' Agent or the Shareholders Committee shall constitute a decision of all of the Former Navius Shareholders for whom shares of Endosonics Common Stock otherwise issuable to them are deposited in the Escrow Fund and shall be final, binding and conclusive upon each such Former Navius Shareholder, and the Escrow Agent and Endosonics may rely upon any decision, act, consent or instruction of the Shareholders' Agent as being the decision, act, consent or instruction of each and every such Former Navius Shareholder. The Escrow Agent and Endosonics are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Shareholders' Agent.

         Section 10.10 Claims. In the event Endosonics becomes aware of a third-party claim which Endosonics believes may result in a demand against the Escrow Fund, Endosonics shall notify the Shareholders' Agent of such claim, and the Shareholders' Agent and the Former Navius Shareholders for whom shares of Endosonics Common Stock otherwise issuable to them are deposited in the Escrow Fund shall be entitled, at their expense, to participate in any defense of such claim. Endosonics shall have the right in its sole discretion to settle any such claim; provided, however, that Endosonics may not affect the settlement of any such claim without the consent of the Shareholders' Agent, which consent shall not be unreasonably withheld. In the event that the Shareholders' Agent have consented to any such settlement, the Shareholders' Agent shall have no power or authority to object to the amount of any claim by Endosonics against the Escrow Fund for indemnity with respect to such settlement.

         Section 10.11 Contingent Consideration Offset. In the event that the Escrow Fund shall prove to be inadequate for the satisfaction of all claims by Endosonics for Damages within the Escrow Period under this Article X or under Section 10.2(b), Endosonics shall be entitled to offset any remaining Damages as to which Officer's Certificates shall have been appropriately delivered in accordance with this Article X against any amounts that may be owing to the Former Navius Shareholders as Contingent Consideration pursuant to
Section 2.3. In addition, Endosonics shall be entitled to offset any amounts for any damages (of whatever nature, punitive, treble or compensatory) it or the Surviving Corporation may be required to pay in satisfaction of any judgment or other order entered in any state or federal court or arbitration proceeding based upon an

Infringement Claim against Endosonics or the Surviving Corporation that is pending but not resolved at the conclusion of the Escrow Period. Any disputes arising out of this Section 10.11 shall be governed and resolved in accordance with the procedures set forth in Section 10.7.



                                   ARTICLE XI

                                 MISCELLANEOUS

         Section 11.1 Survival of Representations and Covenants. All representations, warranties, covenants and agreements of Navius contained in this Agreement shall survive the Closing and any investigation at any time made by or on behalf of Endosonics until the end of the Escrow Period. If Escrow Shares or other assets are retained in the Escrow Fund beyond expiration of the period specified in the Escrow Agreement, then (notwithstanding the expiration of such time period) the representation, warranty, covenant or agreement applicable to such claim shall survive until, but only for purposes of, the resolution of the claim to which such retained Escrow Shares or other assets relate. All representations, warranties, covenants and agreements of Endosonics contained in this Agreement shall terminate as of the Effective Time, provided that the covenants and agreements contained in Sections 6.5, 6.6, 6.7 and 9.3 shall survive the Closing and shall continue in full force and effect.

         Section 11.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or two business days after being mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):


        (a)               if to Endosonics or Sub:
                          Endosonics Corporation
                          2870 Kilgore Road
                          Rancho Cordova, CA  95670
                          Attention:  Chief Executive Officer
                          Fax No:  (916) 638-7976
                          Telephone No:  (916) 638-8008

                          with a copy to:

                          Venture Law Group
                          A Professional Corporation
                          2800 Sand Hill Road
                          Menlo Park, California  94025
                          Attention:  Steven J. Tonsfeldt
                          Fax No:  (650) 854-1121
                          Telephone No:  (650) 854-4488

        (b)               if to Navius:

                          Navius Corporation
                          11305 Rancho Bernardo Road
                          Suite 101
                          San Diego, CA  92127
                          Attention:  Chief Executive Officer
                          Fax No:  (619) 673-1787
                          Telephone No:  (619) 673-0189

                          with a copy to:

                          Cooley Godward LLP
                          4365 Executive Drive
                          Suite 1100
                          San Diego, CA  92121
                          Attention:  M. Wainwright Fishburn, Jr.
                          Fax No:  (619) 453-3555
                          Telephone No:  (619) 550-6600


         Section 11.3 Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "INCLUDE," "INCLUDES" or "INCLUDING" are used in this Agreement they shall be deemed to be followed by the words "WITHOUT LIMITATION."

         Section 11.4 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

         Section 11.5 Entire Agreement; No Third Party Beneficiaries. This Agreement (including the documents and the instruments referred to herein), the Confidentiality Agreement, and the Transaction Documents (a) constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, including the letter agreement previously entered into by the parties relating to exclusivity, and (b) are not intended to confer upon any person other than the parties hereto (including without limitation any Navius employees) any rights or remedies hereunder.

         Section 11.6 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of California without regard to any applicable conflicts of law.

         Section 11.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

         Section 11.8 Amendment. This Agreement may be amended by the parties hereto, at any time before or after approval of matters presented in connection with the Merger by the shareholders of Navius, but after any such shareholder approval, no amendment shall be made which by law requires the further approval of shareholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         Section 11.9 Extension; Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or the other acts of the other parties hereto, (ii) waive any inaccuracies in the representations or warranties contained herein or in any document delivered pursuant hereto and
(iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

         Section 11.10 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to injunctive relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.



                            [Signature Page Follows]

         IN WITNESS WHEREOF, Endosonics, Sub and Navius have caused this Agreement and Plan of Reorganization to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                    ENDOSONICS CORPORATION

                                    By: /s/ REINHARD J. WARNKING
                                       -----------------------------------------
                                    Title: President and Chief Executive Officer

                                    NANTUCKET ACQUISITION CORPORATION

                                    By: /s/ REINHARD J. WARNKING
                                       -----------------------------------------
                                    Title: President and Chief Executive Officer



                                    NAVIUS CORPORATION

                                    By: /s/ LEO R. ROUCHER, JR.
                                       -----------------------------------------
                                    Title: Chief Executive Officer




            [SIGNATURE PAGE TO AGREEMENT AND PLAN OF REORGANIZATION]